QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.20

EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 115 South LaSalle Street Chicago, Illinois 60603

April 19, 2016

Let's Go Acquisition Corp.
c/o GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, New York 10022

Attention: Andrew Fleiss

Project Wolf
Commitment Letter

Ladies and Gentlemen:

        You have advised Citi (as defined below), Bank of Montreal ("Bank of Montreal"), BMO Capital Markets Corp. ("BMOCM" and, together with Bank of Montreal, acting through such of its affiliates or branches as it deems appropriate, "BMO" and, together with Citi, the "Commitment Parties", "we" or "us") that GP Investments Acquisition Corp. ("Holdings") proposes to acquire, directly or indirectly, all of the issued and outstanding capital stock of WKI Holdings Company, Inc., a Delaware corporation (the "Target" and, together with its subsidiaries, the "Companies"), pursuant to a merger agreement (the "Merger Agreement"), by and among the Target, Holdings, Let's Go Acquisition Corp., a wholly owned domestic subsidiary of Holdings ("Merger Sub" or "you") and the holder representative identified therein, pursuant to which, among other things, Merger Sub will merge with and into the Target (the "Merger"), and the Target will be the surviving company and a wholly-owned subsidiary of Holdings. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the applicable annex attached hereto. All references to "dollars" or "$" in this letter agreement and the annexes and any other attachments hereto (collectively, this "Commitment Letter") are references to United States dollars.

        For the purposes of this Commitment Letter, "Citi" shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

        We understand that the sources of funds required (i) to fund the Merger, (ii) to pay fees, commissions and expenses in connection with the Transactions (as defined below), (iii) to repay (a) all amounts outstanding under that certain Amended and Restated Credit Agreement, dated as of March 4, 2013, among World Kitchen, LLC, WKI Holding Company, Inc., Snapware Corporation, the subsidiary borrowers party thereto, Bank of Montreal, as the administrative agent, the lenders party thereto and the other parties thereto (as amended, modified or otherwise supplemented, the "Existing Credit Agreement") and (b) all other indebtedness of the Target and its subsidiaries except for indebtedness permitted under the Merger Agreement to remain outstanding after the Closing Date (as defined below) and other indebtedness to be agreed by you and us (such repayment, the "Refinancing") and (iv) to fund ongoing working capital requirements of Borrower (as defined in the Term Facility Term Sheet referred to below) and its subsidiaries following the Transactions will include:

  (a)
  senior secured credit facilities consisting of (i) a senior secured asset-based revolving credit facility to Borrowers (as defined in the ABL Term Sheet referred to below) of $100.0 million (the "ABL Facility"), having the terms set forth in the Senior Secured ABL Facility Summary of Principal Terms and Conditions attached hereto as Annex I (the "ABL Facility Term Sheet") and (ii) a senior secured term loan facility to Borrower (as defined in the Term Facility Term

    Sheet) of $250.0 million (the "Term Facility" and, together with the ABL Facility, the "Facilities"), having the terms set forth in the Senior Secured Term Facility Summary of Principal Terms and Conditions attached hereto as Annex II (the "Term Facility Term Sheet" and, together with the ABL Facility Term Sheet, the "Facilities Term Sheets"); and

  (b)
  cash common equity investments in Holdings by shareholders of Holdings in an aggregate amount equal to, when combined with (i) the fair market value of the equity of management and other existing shareholders of the Target rolled over or invested in connection with the Transactions (which rollover investment (x) may be consummated immediately after the Merger, (y) may include cash on hand of the Target in an amount not to exceed $4.0 million and (z) may not exceed 25% of the Equity Contribution (as defined below)) and (ii) cash on hand of Holdings that was contributed as common equity, at least 45% (collectively, the "Equity Contribution") of the sum of (1) the aggregate gross proceeds of the loans under the Facilities borrowed on the Closing Date (as defined below), excluding any loans to fund original issue discount and/or upfront fees (including by any increase in the aggregate principal amount of the Term Facility) in connection with the exercise of the "Market Flex Provisions" under the Fee Letter (as defined below) and (2) the Equity Contribution.

        As used herein, the term "Transactions" means the Merger, the Refinancing, the entering into of the Facilities and the initial borrowings thereunder, the Equity Contribution, and the payments of fees, commissions and expenses in connection with each of the foregoing.

  Commitments.

        You have requested that Commitment Parties commit to provide each of the Facilities, as provided below, and that Commitment Parties agree to structure, arrange and syndicate the Facilities.

        In connection with the Transactions contemplated hereby, each of Citi and Bank of Montreal (each, an "Initial Lender" and, collectively, the "Initial Lenders") hereby commits on a several, but not joint, basis to provide the percentage of the aggregate principal amount of the Term Facility and the ABL Facility, in each case, set forth opposite such Initial Lender's name on Schedule 1 hereto upon the terms set forth herein and in the Fee Letter, and subject solely to the Specified Conditions (as defined below).

  Titles and Roles; Syndication.

        It is agreed that (i) Citi and BMOCM will act as joint lead arrangers and bookmanagers for the Facilities, and, in consultation with you, Citi and BMOCM will manage the syndication of such Facilities as more fully described below, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles (in such capacity, the "Lead Arrangers"), (ii) Citi will be appointed as administrative agent and collateral agent for the Term Facility and (iii) Citi will be appointed as administrative agent and collateral agent for the ABL Facility.

        It is further agreed that Citi will have "top left" placement on the cover page of any marketing materials for the Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement. No other agents, co-agents, arrangers, joint bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter")) will be paid to any Lender in order to obtain its commitment in respect of the Facilities unless you and Commitment Parties shall so agree.

        The Lead Arrangers reserve the right, prior to or after execution of the definitive documentation with respect to the Facilities (the "Facilities Documentation"), in consultation with you, to syndicate all or a portion of the Initial Lenders' respective commitments to one or more institutions reasonably

2

acceptable to you that will become parties to the Facilities Documentation (the Initial Lenders and the institutions becoming parties to the Facilities Documentation with respect to all or a portion of the Facilities, the "Lenders"). Notwithstanding the Lead Arrangers' right to syndicate the Facilities and receive commitments with respect thereto, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until the initial funding of the Facilities has occurred on the Closing Date, (b) no Initial Lender may assign or transfer all or any portion of its commitments hereunder until the initial funding of the Facilities has occurred on the Closing Date and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the initial funding of the Facilities on the Closing Date has occurred.

        Notwithstanding the foregoing, the Lead Arrangers will not syndicate our commitments to (a) certain banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or Holdings to us prior to the date of this Commitment Letter, (b) those persons who are competitors of the Companies and their subsidiaries that are separately identified in writing by you or Holdings to us from time to time, and (c) in the case of each of preceding clause (a) or (b), any of their affiliates (other than any such affiliates that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which an entity described in preceding clauses (a) and (b) does not, directly or indirectly, possess the power to direct or cause the investment policies of such entity (any such entity, a "Debt Fund")) that are either (x) identified in writing by you or Holdings from time to time or (y) clearly identifiable on the basis of such affiliate's name (clauses (a), (b) and (c) above, collectively, "Disqualified Institutions"); provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment to any Lender permitted hereunder at the time of such assignment. Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Lenders agree that neither commencement nor completion of such syndication is a condition to their commitments hereunder.

        Citi will manage all aspects of the syndication of the Facilities in consultation with you and the other Lead Arrangers, including selection of additional Lenders (other than Disqualified Institutions, but otherwise subject to your approval rights set forth in the immediately preceding paragraph), determination of when the Lead Arrangers will approach potential additional Lenders, awarding of any naming rights (subject to naming rights for Additional Agents as outlined above), the final allocations of the commitments in respect of the Facilities among the additional Lenders and the allocation of fees among such additional Lenders.

        The Lead Arrangers intend to commence their syndication efforts promptly, and you agree to, and to use commercially reasonable efforts to cause the Companies (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement) to, assist the Lead Arrangers in a sale or syndication of the Facilities (which Facilities shall be on the terms and conditions consistent with those set forth in this Commitment Letter and the Fee Letter) that is reasonably satisfactory to the Lead Arrangers, the Lenders participating in the Facilities and you until the date that is the earlier of (x) 60 days after the date of consummation of the Merger and the effectiveness of the Facilities (the "Closing Date") and (y) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such date, the "Syndication Date"). To assist the Lead Arrangers in their syndication efforts, you agree that you will, and will use commercially reasonable efforts to cause the Companies to: (a) provide (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement) all financial and other information as we may reasonably request with respect to you, your subsidiaries, the Companies and their subsidiaries and the Transactions, including but not limited to financial projections of the Companies and their subsidiaries (the "Projections"), (b) use commercially

3

reasonable efforts to ensure that such syndication efforts benefit materially from existing lending relationships of Holdings, and, to the extent practical and appropriate, the existing lending relationships of the Target, (c) make available, and use commercially reasonable efforts to cause the Companies (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement) to make available, to prospective Lenders appropriate officers and management representatives of you and the Companies at such times and in such manner as to not unreasonably interfere with the normal operation of your business or the business of the Companies, (d) host, with the Lead Arrangers, one meeting and one or more conference calls with prospective Lenders at reasonable times, dates and locations to be mutually agreed upon and in such manner as to not unreasonably interfere with the normal operation of your business (and use commercially reasonable efforts to cause appropriate officers and management representatives of the Companies to participate in such meetings (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement) and in such manner as to not unreasonably interfere with the normal operation of the business of the Companies), (e) assist (and use commercially reasonable efforts to cause the Companies (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement) to assist) the Lead Arrangers in the preparation of one or more customary confidential information memoranda (the "Confidential Information Memoranda") and other customary marketing materials to be used in connection with the syndication of each of the Facilities, and (f) use commercially reasonable efforts to ensure that the ABL Administrative Agent (as defined in the ABL Facility Term Sheet) and its designees (to the extent not in contravention of the Merger Agreement) shall have reasonable access (subject to confidentiality arrangements reasonably acceptable to the Target) to the Companies to complete a field examination and an inventory appraisal. Promptly following your execution of this Commitment Letter and the Fee Letter, the Lead Arrangers agree to use their commercially reasonable efforts to engage third party consultants and appraisers to prepare a field examination and inventory appraisal. You also agree to use your commercially reasonable efforts to obtain public ratings of the Term Facility by each of Moody's Investors Service, Inc. ("Moody's") and Standard and Poor's Financial Services LLC ("S&P") and to use your commercially reasonable efforts to obtain public corporate and corporate family ratings, as applicable, for Borrower (as defined in the Term Facility Term Sheet) from each of S&P and Moody's (in each case, taking into account the Transactions) prior to the launch of the syndication of the Term Facility and to participate (and to use your commercially reasonable efforts to cause the Companies to participate (but, with respect to the Companies, only to the extent not in contravention of the Merger Agreement)) in a customary manner in the process of securing such ratings (collectively, the "Ratings") (it being understood that obtaining Ratings is in no event a condition to the commitments hereunder). For the avoidance of doubt, you will not be required to provide any information to the extent that (A) such information constitutes non-financial trade secrets or non-financial proprietary information, (B) provisions thereof would violate any attorney client privilege, law, rule or regulation or (C) provisions thereof would violate any obligation of confidentiality on you, the Companies or any of your or their respective affiliates; provided that (i) in the event that you do not provide information in reliance on this sentence, you shall (x) provide notice to the Lead Arrangers that such information if being withheld pursuant to such law, rule or regulation or agreement and (y) use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and/or otherwise communicate any or all of such information to the extent not in violation of the relevant obligation of confidentiality and (ii) none of the foregoing shall be construed to limit any of the conditions set forth in this Commitment Letter. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing in this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, the only financial statements and other financial information that shall be required to be

4

provided to the Lead Arrangers in connection with the syndication of the Facilities shall be the financial statements and other financial information to be delivered pursuant to paragraph 8 of Annex III hereto and the Projections.

        At our reasonable request, you agree to prepare or cause to be prepared a version of the information package and presentation and other marketing materials to be used in connection with the syndication of the Facilities, in each case, consisting exclusively of information, materials and documentation that is either (i) publicly available, or would be publicly available if the Companies were public reporting companies, or (ii) not material with respect to you, the Companies or their subsidiaries, or any of their securities for purposes of United States federal and state securities laws if the Companies were public reporting companies (such information "Public Information"). At our request, you will identify and conspicuously mark any information, materials and documentation which contain only Public Information and are to be disseminated to Lenders as "PUBLIC". You agree that, in connection with your assistance described above, at our request, a customary authorization letter will be included in each Confidential Information Memoranda that (i) authorizes distribution of such Confidential Information Memoranda to Lenders' employees willing to receive material non-public information (if applicable), (ii) authorizes distribution of such Confidential Information Memoranda not containing any material non-public information and represents that such Confidential Information Memoranda do not contain any information that is not Public Information (if applicable), and (iii) provides customary representations (x) as to the accuracy of such Confidential Information Memoranda and (y) that the Confidential Information Memorandum does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Borrowers, the Target or their respective subsidiaries, and each Confidential Information Memorandum shall exculpate you, Holdings, the Companies, your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the contents of such Confidential Information Memoranda or any related marketing material by the recipients thereof. We shall treat all information that is not specifically identified as "PUBLIC" as being suitable only for posting to private-side Lenders. By marking any documents, information or other data "PUBLIC", you shall be deemed to have authorized Commitment Parties and the Lenders to treat such documents, information or other data as not containing any information that is not Public Information when making such materials available to prospective Lenders. You agree that we may make available an information package and presentation to the proposed syndicate of Lenders for dissemination in accordance with the Lead Arrangers' standard syndication practice (including by email and/or by posting the information package and presentation on IntraLinks, SyndTrak, DebtX or another similar electronic system). You authorize, and will use your commercially reasonable efforts to obtain authorizations from the Companies (but, prior to the consummation of the Merger, only to the extent not in contravention of the Merger Agreement), the use of your and their respective logos in connection with any such dissemination of such information package and presentation as described above. You acknowledge and agree that the following documents do not contain any information that is not Public Information to the extent you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements and not notified us that such document contains private information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notifications of changes in the terms and conditions of any Facility, and (c) drafts and final versions of the Facilities Documentation.

  Information.

        You hereby represent and warrant that (but with respect to information relating to the Companies, to your knowledge) (a) all written information (other than the Projections, forward looking statements

5

and general economic or industry specific information) that has been or will be made available to us or any of the Lenders by you, Holdings, the Companies or any of your or their respective representatives in connection with the Transactions for use in evaluation of the Transactions (the "Information"), when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not, and when furnished, when taken as a whole, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading (after giving effect to all supplements and updates thereto), and (b) the Projections and forward looking statements that have been or will be made available to us or any of the Lenders by you, Holdings or any of your or their respective representatives in connection with the Transactions for use in evaluation of the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain and are not a guarantee of financial performance, the results reflected in the Projections may not be achieved and actual results may differ from Projections and such differences may be material). You agree that if at any time prior to the later of the Closing Date and the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. The accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the Facilities, we are and will be using and relying on the Information without independent verification thereof, and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

  Compensation.

        As consideration for the commitments of the Initial Lenders hereunder with respect to the Facilities and the agreement of the Lead Arrangers to structure, arrange and syndicate the Facilities, you agree to pay, or cause to be paid, the fees set forth in the Facilities Term Sheets and the Fee Letter, to the extent and at the time or times earned and payable, as provided for in the Facilities Term Sheets or the Fee Letter, as applicable. Once paid, such fees shall not be refundable under any circumstances.

  Conditions.

        The commitments of the Initial Lenders hereunder with respect to the Facilities and the Lead Arrangers' agreement to perform the services described herein are conditioned solely on the conditions set forth in Annex III hereto (the "Specified Conditions").

        Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Companies in the Merger Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that you have the right not to consummate the transactions contemplated by the Merger Agreement or to terminate your obligations under the Merger Agreement as a result of a breach or inaccuracy of such representations and warranties in the Merger Agreement (such representations and warranties, but only to such extent, the "Merger Agreement Representations") and (B) the Specified Representations (as defined below), and (ii) the terms of the Facilities Documentation shall be in a form such that, if and when executed and delivered, they would not impair availability of the Facilities on the Closing Date if all of the Specified

6

Conditions are satisfied; it being understood that, (w) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filing Collateral (each as defined below), to the extent any security interest in the Collateral is not perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden or expense, the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (x) with respect to perfection of security interests in UCC Filing Collateral and IP Filing Collateral, you shall only be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary UCC financing statements and intellectual property security agreements to the collateral agent, duly executed, if applicable, and in appropriate form for filing and to irrevocably authorize, and to cause the applicable guarantors to irrevocably authorize, the collateral agent to file necessary UCC financing statements and IP security agreements, and (y) with respect to perfection of security interests in Stock Certificates, you shall be obligated to deliver to the collateral agent on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank; provided that Stock Certificates (together with undated stock powers executed in blank) of the subsidiaries of the Companies will only be required to be delivered on the Closing Date to the extent received by Borrower after your use of commercially reasonable efforts to do so, and to the extent not so received by the Closing Date, the provision and/or perfection of such security interests in such Stock Certificates shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be provided and/or perfected within ten days after the Closing Date (and in any event, in the case of the pledge of and perfection of security interests in Collateral not otherwise required on the Closing Date, subject to extensions granted by the applicable collateral agent in its reasonable discretion). For purposes hereof, (1) "Specified Representations" means the representations and warranties of Holdings, the Borrowers and each Guarantor to be included in the Facilities Documentation relating to due organization, organizational power and authority (as to execution, delivery and performance of the applicable Facilities Documentation), the due authorization, execution, delivery and enforceability of the Facilities Documentation, the Facilities Documentation not conflicting with charter documents, solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate to be delivered in the form of Exhibit A to Annex III hereof), Federal Reserve margin regulations, Investment Company Act, the use of the proceeds of the Facilities not violating OFAC and the Foreign Corrupt Practices Act, the Patriot Act and creation, validity and perfection of security interests (subject to permitted liens and the limits set forth in the preceding sentence), (2) "UCC Filing Collateral" means Collateral, excluding Stock Certificates, consisting solely of assets with respect to which a security interest therein can be perfected by filing a Uniform Commercial Code financing statement, (3) "IP Collateral" means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement or filings with the U.S. Patent and Trademark Office or the U.S. Copyright Office, and (4) "Stock Certificates" means Collateral consisting of certificated equity interests representing capital stock (or other equivalent equity interests) of Borrower and its subsidiaries required as Collateral pursuant to the Facilities Term Sheet for which a security interest can be perfected by delivering such certificated equity interests. The provisions of this paragraph shall be referred to herein as the "Certain Funds Provisions."

  Clear Market.

        From the date of this Commitment Letter until the later of the Closing Date and the Syndication Date, you will (x) ensure that no financing for Merger Sub or any of its subsidiaries, and (y) use commercially reasonable efforts to ensure that no financing for the Companies or any of their subsidiaries, is announced, syndicated or placed without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such financing,

7

syndication or placement would have a materially detrimental effect on the syndication of the Facilities hereunder. The foregoing shall not apply to (a) indebtedness permitted to be incurred (determined without reference to any consents or waivers granted thereunder) after the date hereof under the Merger Agreement, ordinary course working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings and (b) any indebtedness permitted to remain outstanding or to be incurred by the Companies after the date hereof but prior to the Closing Date under the Merger Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Merger Agreement; provided that the aggregate commitments thereunder shall not be increased).

  Indemnity and Expenses.

        By your acceptance below, you hereby agree to indemnify and hold harmless Commitment Parties and their respective affiliates (including, without limitation, controlling persons) and the respective directors, officers, employees, members, successors, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings ("Action") commenced or threatened in respect thereof), joint or several, that arise out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the Facilities Documentation or any of the Transactions or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly after receipt of written demand (together with customary backup documentation) for any reasonable and documented out-of-pocket legal expenses (such legal expense to be limited (absent an actual or perceived conflict of interest) to one outside counsel for all Indemnified Persons and reasonably necessary local counsel in applicable jurisdictions) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person's controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person's controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, successors or advisors of any of the foregoing) under this Commitment Letter, the Fee Letter or the definitive documentation for the Facilities (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Action not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or any administrative agent or collateral agent in its capacity as such). In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, your equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated.

        You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) to you, your subsidiaries and affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified

8

Person's gross negligence, bad faith, willful misconduct or a material breach by such Indemnified Person of its obligations under this Commitment Letter, the Fee Letter or the definitive documentation for the Facilities. Without in any way limiting your indemnification obligations set forth above, you, Holdings and the Companies and your or their respective affiliates shall have no liability for special, indirect, consequential or punitive damages.

        It is further agreed that Commitment Parties shall have liability only to you (as opposed to any other person), and that each Lender shall be liable in respect of its own commitment to the Facilities solely on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or a material breach by such Indemnified Person of its obligations under this Commitment Letter, the Fee Letter or the definitive documentation for the Facilities, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed).

        In addition, you hereby agree to reimburse us upon the initial funding of any of the Facilities, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees (to be limited (absent an actual or perceived conflict of interest) to one primary counsel for Commitment Parties as set forth in each of the Facilities Term Sheets and reasonably necessary local counsel in applicable jurisdictions) of Commitment Parties, reasonable collateral field examination, collateral audit and appraisal, consulting and audit fees, and reasonable printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Facilities Documentation and the amendment, modification or waiver of this Commitment Letter and the Fee Letter (or any proposed amendment, modification or waiver); provided that you shall not be required to reimburse Commitment Parties for expenses payable under this paragraph (other than any expenses related to the collateral field examination, audit or appraisal, which shall be payable in any event) in the event the Closing Date does not occur.

  Confidentiality.

        This Commitment Letter is delivered to you upon the condition that neither this Commitment Letter nor the Fee Letter nor any of their respective contents or terms shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that (i) such letters may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as necessary to enforce the terms of this Commitment Letter or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so) and (ii)(a) this Commitment Letter and the Fee Letter may be disclosed to Holdings and to your and their respective directors, officers, employees, legal counsel, accountants and co-investors directly involved in the consideration of this matter, in each case on a confidential and "need-to-know" basis and only in connection with the Transactions, (b) this Commitment Letter and a redacted version of the Fee Letter (with such redaction to be reasonably acceptable to the Lead Arrangers) may be disclosed to the Companies and the directors, officers, employees, advisors, legal counsel and agents of the Companies, in each case on a confidential and "need-to-know" basis and only in connection with the Transactions, it being understood that (except pursuant to clause (i) above) in no event shall the Fee Letter be publicly disclosed, regardless of whether it is in redacted or complete form, (c) this Commitment Letter (but

9

not the Fee Letter) may be disclosed to Moody's and S&P in connection with obtaining the Ratings, (d) you may disclose this Commitment Letter (but not the Fee Letter) to the extent information contained herein becomes publicly available other than by reason of an improper disclosure by you or any of your controlled affiliates in violation of any confidentiality obligations hereunder, (e) you may disclose the summary terms of the Facilities, and the fees under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein), in connection with syndication of the Facilities, and (f) this Commitment Letter and the information contained herein and the Fee Letter may be disclosed by you in connection with the exercise by you of any remedies hereunder or any suit, action or proceeding brought by you against us relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof.

        Each Commitment Party, on behalf of itself and its affiliates, agents, employees, directors, officers and other related persons, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulation or as requested by bank accountants or any governmental authority (in which case Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph, (d) to a Commitment Party's affiliates and employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (e) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to Merger Sub or any of its subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant, assignee or potential counterparty on behalf of itself and its advisors, that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and Commitment Parties, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of Commitment Parties or market standards for dissemination of such type of information which shall in any event require "click through" or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a "due diligence" defense, (g) to Moody's and S&P in connection with obtaining the Ratings, (h) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter and/or any Facilities Documentation, (i) to the extent independently developed by us or any of our affiliates or (j) to the extent that such information is received by us or any of our affiliates from a third party that is not known by us or such affiliate to be subject to confidentiality obligations to you, Holdings, the Companies, or your or their respective affiliates. Commitment Parties' confidentiality obligations pursuant to this Commitment Letter shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Facilities upon the execution and delivery of the definitive documentation therefor, or if no such definitive documentation shall be executed and delivered, shall terminate on the second anniversary of the date hereof.

10

  Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

        You acknowledge that Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you and your affiliates may have conflicting interests. Subject to the foregoing section hereof, we will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

        You further acknowledge and agree that Commitment Parties will act under this Commitment Letter as independent contractors and that (a) no fiduciary, advisory or agency relationship between you and Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Commitment Parties have advised or are advising you on other matters, (b) Commitment Parties, on the one hand, and you, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Commitment Parties, you will not claim that Commitment Parties or their affiliates have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary duty to you or your affiliates, in connection with such transaction or the process leading thereto and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from, or may conflict with, your and your affiliates' interests and that Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and neither Commitment Parties nor their affiliates have provided you with any such advice regarding such matters and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in connection with the transactions contemplated by this Commitment Letter. In addition, Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you, and your affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, Commitment Parties under this Commitment Letter.

        You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or any of your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

11

  Governing Law, Etc.

        This Commitment Letter, the commitments hereunder and the Fee Letter shall not be assignable by any party hereto (except (i) by you to any affiliate that is a domestic "shell" company controlled by you that consummates or intends to consummate the Merger in accordance with the Merger Agreement so long as the Fee Letter is contemporaneously assigned to such affiliate and (ii) by us to any of our respective affiliates (subject to the limitations in the section herein titled "Titles and Roles; Syndication")) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), are and are intended to be solely for the benefit of the parties hereto and Indemnified Persons, do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and Indemnified Persons and do not and are not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in the section herein titled "Titles and Roles; Syndication", any and all services to be provided by Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches, which affiliates shall be subject to the obligations of Commitment Parties hereunder (but no Commitment Party shall be relieved of its obligations hereunder).

        This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter are intended to be for the benefit of the parties hereto and thereto, respectively, and are not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto or thereto, respectively, the Lenders and, with respect to the indemnification provided under the heading "Indemnity and Expenses," each Indemnified Person.

        This Commitment Letter and the Fee Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letter (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York. Any right to trial by jury with respect to any claim, action, proceeding or counterclaim arising out of this Commitment Letter is hereby irrevocably waived to the fullest extent permitted by law; provided that (a) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (b) whether the representations and warranties made with respect to the Companies and its subsidiaries in the Merger Agreement are accurate and whether as a result of a breach or inaccuracy thereof you have the right to terminate your obligations under the Merger Agreement, or not to consummate the transactions contemplated by the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action

12

or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. You agree, on behalf of Holdings and its affiliates, that the foregoing provisions of this paragraph shall also apply to Holdings and its affiliates to the same extent as to you, and the extension of our commitments hereunder is being made in reliance on the foregoing.

  Patriot Act.

        We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), we and the other Lenders may be required to obtain, verify and record information that identifies Holdings, Merger Sub and the Companies, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

        Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter prior to 11:59 p.m., New York City time, on April 19, 2016 (the "Deadline"). This Commitment Letter and the commitments of the Initial Lenders hereunder and the agreement of the Lead Arrangers to provide the services described herein are also conditioned upon your acceptance of this Commitment Letter and the Fee Letter, and our receipt of executed counterparts hereof and thereof prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Facilities Documentation by all of the parties thereto, (B) the consummation of the Merger, (C) 11:59 p.m., New York City time, on the earlier of (i) August19, 2016 and (ii) the "End Date" as defined in the Merger Agreement (as in effect on the date hereof), (D) the date on which we shall have received written notice from you terminating this Commitment Letter, and (E) the date of termination of the Merger Agreement in accordance with its terms, the commitments of Commitment Parties hereunder and the agreements of the Lead Arrangers to provide the services described herein shall automatically terminate unless Commitment Parties and the Lead Arrangers shall, in their discretion, agree to an extension. The compensation, expense reimbursement, syndication, confidentiality, indemnification, waiver of jury trial, conflict of interest, no fiduciary relationship and governing law and forum provisions and, only if the execution and delivery of the definitive documentation for the Facilities occurs, clear market provision in this Commitment Letter and the Fee Letter shall survive termination of any or all of the commitments of the Initial Lenders hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information (as applicable) and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities (to the extent covered thereby) upon the initial funding under the Facilities, and you shall be released from all liability in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality, information (as applicable) and syndication of the Facilities shall survive the execution and delivery of such definitive documentation). You may terminate this Commitment Letter and/or the Initial Lenders' commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

        Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein or therein including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being

13

acknowledged and agreed that the commitments provided hereunder are subject to the Specified Conditions; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.

[SIGNATURE PAGE FOLLOWS]

14

        We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ JUSTIN TICHAUER
	Name:	Justin Tichauer
	Title:	Director
BANK OF MONTREAL
By:	/s/ ERIC A. SCHUBERT
	Name:	Eric A. Schubert
	Title:	Managing Director
BMO CAPITAL MARKETS CORP.
By:	/s/ ERIC A. SCHUBERT
	Name:	Eric A. Schubert
	Title:	Managing Director

[Signature Page to Project Wolf Commitment Letter]

Accepted and agreed to as of
the date first written above:

LET'S GO ACQUISITION CORP.
By:	/s/ ANTONIO BANCHRISTIANO
	Name:	Antonio Banchristiano
	Title:	Authorized Signatory

[Signature Page to Project Wolf Commitment Letter]

 SCHEDULE 1

ABL FACILITY COMMITMENTS

Initial Lender	ABL Facility
Citibank, N.A.	50%
Bank of Montreal	50%

TERM FACILITY COMMITMENTS

Initial Lender	Term Facility
Citibank, N.A.	50%
Bank of Montreal	50%

 ANNEX I

PROJECT WOLF

SENIOR SECURED ABL FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

ABL Borrowers:	Initially, [Merger Sub], a Delaware corporation (the "Merger Sub"), and following the Merger, WKI Holding Company, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (as defined below) (the "Company"), any wholly owned restricted U.S. subsidiary thereof with assets included in the Borrowing Base (as defined below), on a joint and several basis (collectively with Merger Sub and the Company, the "U.S. Borrowers"), [ ], a corporation organized under the laws of [Province] ("[ ]") and any wholly owned restricted subsidiary thereof with assets included in the Borrower Base, on a joint and several basis (collectively with [ ], the "Canadian Borrowers and together with the U.S. Borrowers, the "Borrowers").
Parent Guarantor:	GP Investments Acquisition Corp., a Delaware corporation ("Holdings").
ABL Lead Arrangers and ABL Bookrunners:

Citi, BMOCM (acting through such of its affiliates or branches as it deems appropriate) and any other lead arranger appointed pursuant to the Commitment Letter in connection with the ABL Facility (the "ABL Lead Arrangers").

ABL Lenders:

A syndicate of banks, financial institutions and other entities (other than a Disqualified Institution) arranged by the ABL Lead Arrangers as consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the "ABL Lenders").

ABL Administrative Agent:	Citi will act as sole administrative agent (in such capacity, the "ABL Administrative Agent") for the ABL Lenders, and will perform the duties customarily associated with such role.
ABL Collateral Agent:	Citi will act as sole collateral agent (in such capacity, the "ABL Collateral Agent") for the ABL Lenders and other secured parties and will perform the duties customarily associated with such role.
Type and Amount of ABL Facility:

A senior secured asset-based revolving credit facility (the "ABL Facility") in an aggregate principal amount of $100.0 million (the "Maximum Credit"), of which an amount to be agreed shall be a Canadian tranche available to the Canadian Borrowers (the "Canadian ABL Subfacility") in Canadian Dollars or U.S. Dollars. The portion of the ABL Facility that is not allocated to the Canadian ABL Subfacility is referred to herein as the "U.S. ABL Subfacility." All references to "$" herein are to the lawful currency of the United States of America.

1
All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Availability:	Availability under the ABL Facility, including for loans and letters of credit ("Availability"), at any time will be an aggregate amount equal to (a) the lesser of (i) the aggregate commitments under the ABL Facility at such time and (ii) the Borrowing Base minus (b) the sum, without duplication, of (x) the aggregate principal amount of all loans (including swingline loans) under the ABL Facility, (y) the aggregate amount of unreimbursed letter of credit drawings under the ABL Facility and (z) the aggregate undrawn amount of outstanding letters of credit under the ABL Facility. (clauses (x), (y) and (z) collectively, the "Revolving Exposure").

Letters of credit may be issued on the Closing Date, subject to Availability, in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers or their subsidiaries as of the Closing Date.

Loans under the ABL Facility ("ABL Loans") will be available on the Closing Date, subject to Availability, to (i) finance a portion of the Transactions in an amount not to exceed $25 million and (ii) pay the aggregate amount of original issue discount and upfront fees, if any, payable by the Borrowers in respect of the Facilities pursuant to the flex provisions of the Fee Letter.

Otherwise, subject to Availability, ABL Loans will be available at any time after the Closing Date and prior to the final maturity of the ABL Facility, in minimum principal amounts to be mutually agreed upon. Subject to Availability, amounts prepaid under the ABL Facility may be reborrowed.

In the event that the ABL Administrative Agent has not received inventory appraisals and collateral field examinations reasonably satisfactory to the ABL Administrative Agent and the ABL Collateral Agent (together with a Borrowing Base Certificate (as defined below) reflecting the information therein) prior to the Closing Date, the Borrowers shall use their commercially reasonable efforts to provide the ABL Administrative Agent and the field examiners and appraisers sufficient access and information to complete such collateral field examinations and inventory appraisals within 90 days after the Closing Date, and the Lead Arrangers and the Borrower each agree to cooperate in good faith to cause such collateral field examinations and inventory appraisals to be commenced as soon as practicable following the date of the Commitment Letter; provided that the Borrowing Base shall be $50 million until the date on which such delivery has occurred and the ABL Administrative Agent and the ABL Collateral Agent shall have been afforded a reasonable period of time to review such inventory appraisal and collateral field examination. After the date occurring 90 days after the Closing Date, if such inventory appraisal and collateral field examination (and related Borrowing Base Certificate) have not been delivered to the ABL Administrative Agent and the ABL Collateral Agent, the Borrowing Base shall be equal to $0 until the date on which such delivery has occurred and the ABL Administrative Agent and the ABL Collateral Agent shall have been afforded a reasonable period of time to review such inventory appraisal and collateral field examination.

Borrowing Base:	The borrowing base for the Borrowers (the "Borrowing Base") for the ABL Loans and Letters of Credit (as hereinafter defined) to the Borrowers at any time shall equal the sum of:
	a.	the product of (i) 85% multiplied by (ii) Eligible Accounts of the Borrowers, plus
b.

the lesser of (i) the product of (A) 75% multiplied by (B) the lesser of cost (determined on a basis consistent with the Borrowers' historical accounting practices) or market value of Eligible Inventory of the Borrowers multiplied by (C) Eligible Inventory of the Borrowers and (ii) the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value Percentage of the Eligible Inventory of the Borrowers multiplied by (C) Eligible Inventory of the Borrowers, plus

c.

the lesser of (i) the product of (A) 75% multiplied by (B) the lesser of cost (determined on a basis consistent with the Borrowers' historical accounting practice) or market value of Eligible WIP Inventory of the Borrowers multiplied by (C) Eligible WIP Inventory of the Borrowers and (ii) the product of (A) 85% multiplied by (B) the Net Orderly Liquidation Value Percentage of Eligible WIP Inventory of the Borrowers multiplied by (C) Eligible WIP Inventory of the Borrowers, minus

	d.	customary reserves established by the ABL Collateral Agent in its Permitted Discretion (as defined below);

provided that, notwithstanding the foregoing, the Borrowing Base on the Closing Date will be deemed to be the greater of (i) $50 million and (ii) the amount as calculated above following delivery and review by the ABL Administrative Agent and the ABL Collateral Agent of the collateral field examination and inventory appraisal described under "Availability" (if delivered a reasonable period of time prior to the Closing Date).

The terms "Eligible Accounts", "Net Orderly Liquidation Value Percentage", "Eligible Inventory" and "Eligible WIP Inventory" will be defined in accordance with the ABL Documentation Principles.

The ABL Administrative Agent and the ABL Collateral Agent shall have the right, in accordance with their "reasonable credit judgment" made in good faith, consistent with the ABL Documentation Principles (as defined below), to establish reserves with respect to the Borrowing Base ("Permitted Discretion").

The Borrowing Base will be computed monthly by the Borrowers and a certificate (the "Borrowing Base Certificate") presenting the Borrowers' computation of the Borrowing Base will be delivered to the ABL Administrative Agent and the ABL Collateral Agent as soon as available, but in no event later than the twentieth calendar day, following the end of each month; provided that Borrowing Base Certificates shall be required to be delivered weekly at any time that a Dominion Period (as defined below) exists.

Collection Allocation Mechanism:

It is the intention of the Administrative Agent that all ABL Lenders share the risk attendant to all ABL Loans on a pro rata basis. The Loan Documents will include a customary collection allocation mechanism providing for an exchange of interests in the ABL Loans to the Borrowers among the ABL Lenders following a bankruptcy event of default or an acceleration of the ABL Loans.

Letters of Credit:

Up to $40 million of the ABL Facility shall be available for the issuance of letters of credit (the "Letters of Credit") by the ABL Administrative Agent or any other ABL Lender if requested by the Borrowers and such ABL Lender agrees (and which ABL Lender is reasonably acceptable to the ABL Administrative Agent) (in such capacity, each, an "Issuing Bank"). Maturities for Letters of Credit will not exceed 12 months (or 180 days in the case of trade Letters of Credit), renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the maturity of the ABL Facility (unless cash collateralized on terms reasonably satisfactory to the ABL Administrative Agent and the applicable Issuing Bank); provided, however, that any standby Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to above unless cash collateralized on terms reasonably satisfactory to the ABL Administrative Agent and the applicable Issuing Bank). The face amount of any outstanding Letters of Credit will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each ABL Lender under the ABL Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of ABL Loans) within 1 business day of notice of such drawing. To the extent that the Borrowers do not so reimburse the applicable Issuing Bank, the ABL Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

If any ABL Lender becomes a Defaulting Lender (to be defined in a customary manner to be mutually agreed upon), then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the ABL Lenders that are non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the exposure of such non-Defaulting Lender does not exceed its commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such "uncovered" exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the ABL Lenders that are non-Defaulting Lenders, unless such "uncovered" exposure is cash collateralized to such Issuing Bank's reasonable satisfaction.

Swingline Loans:

In connection with the ABL Facility, the ABL Administrative Agent (in such capacity, the "Swingline Lender") will make available to the Borrowers a swingline facility under which the Borrowers may obtain short-term borrowings in an aggregate amount of up to $10 million of the aggregate commitments under the ABL Facility (the "Swingline Loans"). Except for purposes of calculating the Commitment Fee described in Exhibit A to this Annex I, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each ABL Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings. If any ABL Lender becomes a Defaulting Lender, then the swingline exposure of such Defaulting Lender will automatically be reallocated among the ABL Lenders that are non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrowers to repay such "uncovered" exposure in respect of the Swingline Loans and will have no obligation to make new Swingline Loans to the extent such Swingline Loans would exceed the commitments of the ABL Lenders that are non-Defaulting Lenders.

Incremental ABL Facilities:

The Borrowers will have the right to obtain from Lenders under the ABL Facility at such time or from prospective Lenders and additional banks, financial institutions and other institutional lenders, subject to the consent of the ABL Administrative Agent, solely to the extent that such consent would be required for assignment to such Lender under the ABL Facility, and of the Swingline Lender and each Issuing Bank, one or more increases to the ABL Facility (each, an "Incremental ABL Facility") of an aggregate principal amount of up to $50 million, on the same terms as, and pursuant to, the definitive documentation relating to the ABL Facility (the "ABL Facility Documentation"); provided that (i) no event of default exists or would exist after giving effect thereto, (ii) the Incremental ABL Facility will be structured as an increase to the ABL Facility and will be on the same terms as the ABL Facility, and (iii) the representations and warranties shall be true and correct in all material respects (except where qualified by materiality, then just in all respects). No Lender shall have any obligation to provide any portion of the Incremental ABL Facility. For purposes of any calculation under the ABL Facility that includes a commitment increase pursuant to an Incremental ABL Facility in the calculation of the total commitments and that requires compliance with an Excess Availability (as hereinafter defined) threshold, such Excess Availability threshold (to the extent not already based on a percentage of the total commitments) shall be proportionately adjusted to reflect such commitment increase.

Maturity/Termination:

The maturity and termination date of the ABL Facility will be the date which is the fifth anniversary of the Closing Date; provided that the ABL Facility Documentation shall provide the right of individual ABL Lenders to agree to extend the maturity of their ABL Commitments and ABL Loans upon the request of the Company and without the consent of any other ABL Lender so long as an offer to extend the maturity is made to all ABL Lenders under the ABL Facility on a pro rata basis pursuant to customary procedures.

Use of Proceeds:

The proceeds of the ABL Facility may be used by the Borrowers for any general corporate purposes including, but not limited to, funding the Transactions (to the extent permissible under "Availability" above), debt refinancing, acquisitions, distributions and dividends.

Intercreditor Agreement:

The priority of the security interests and related creditor rights and terms of the lien subordination between the Facilities will be set forth in a customary intercreditor agreement (the "Intercreditor Agreement") on terms and conditions reasonably satisfactory to the ABL Administrative Agent, the ABL Collateral Agent and the ABL Lead Arrangers.

Conditions:

Initial Conditions:    On the Closing Date, and subject to Availability as provided above, conditions precedent to the availability of and the initial borrowings under the ABL Facility shall consist solely of the Specified Conditions (subject to the Certain Funds Provision).

Ongoing Conditions:    The making of each extension of credit after the Closing Date shall be conditioned upon (i) delivery of notice, (ii) the accuracy in all material respects (or, if qualified by materiality, in all respects) of representations and warranties in the ABL Facility Documentation, (iii) there being no default or event of default in existence at the time of, or after giving effect to, the making of such extension of credit and (iv) Availability.

Fees and Interest Rates:	As set forth on Exhibit A of this Annex I.
Mandatory Prepayments:

If at any time the aggregate amount of all outstanding ABL Loans, unreimbursed Letter of Credit drawings and issued but undrawn Letters of Credit under the ABL Facility exceeds the lesser of (a) the aggregate commitments under the ABL Facility and (b) the Borrowing Base in effect at such time, then the Borrowers will immediately repay outstanding ABL Loans and cash collateralize Letters of Credit in an aggregate amount equal to such excess.

Optional Prepayments and Commitment Reductions:

ABL Loans may be prepaid at any time, in minimum principal amounts to be agreed upon, on 3 business days prior written notice in the case of Adjusted LIBO Rate ABL Loans and same day prior written notice in the case of ABR ABL Loans, without premium or penalty (other than the ABL Lenders' breakage and redeployment costs in the case of prepayment of Adjusted LIBO Rate ABL Loans other than on the last day of the relevant interest period).

The unutilized portion of the commitments under the ABL Facility may, upon 3 business days' notice, be permanently reduced or terminated by the Borrowers without premium or penalty, in minimum amounts to be mutually agreed upon.

Guaranties:

All obligations of the U.S. Borrowers (the "U.S. Borrower Obligations") under the ABL Facility and under any interest rate protection or other hedging arrangements entered into by the U.S. Borrowers with the ABL Administrative Agent (other than any obligation of any U.S. Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act (a "Swap"), if, and to the extent that, all or a portion of the guarantee by such U.S. Guarantor of, or the grant by such U.S. Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), an ABL Lender or any affiliate of the ABL Administrative Agent or an ABL Lender at the time of the entering into of such arrangements ("Hedging Obligations") and under any cash management arrangements entered into by the Borrowers with the ABL Administrative Agent, an ABL Lender or any affiliate of the ABL Administrative Agent or an ABL Lender ("Cash Management Obligations") will be unconditionally guaranteed jointly and severally by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of Holdings (other than (i) any direct or indirect subsidiary of Holdings that is a "controlled foreign corporation" within the meaning of section 957 of the United States Internal Revenue Code of 1986, as amended (a "CFC"), (ii) any direct or indirect subsidiary of a subsidiary of Holdings that is a CFC, (iii) any direct or indirect U.S. subsidiary of Holdings that has no material assets other than capital stock of one or more subsidiaries of Holdings that are CFCs (each, a "Pass-Through Foreign Holdco"), (iv) immaterial subsidiaries (to be defined in a manner to be mutually agreed upon)), (v) any special purpose entity and (vi) any such subsidiary that is prohibited or restricted by applicable law or, in the case of after-acquired subsidiaries, pre-existing contract not entered into in connection with the acquisition thereof (including any requirement to obtain the consent of any governmental authority or any third party under any such contract), in each case, for so long as such prohibition, restriction or contract remains in effect (the "U.S. Subsidiary Guarantors" and, together with Holdings, the "U.S. Guarantors").

All obligations of the Canadian Borrowers (the "Canadian Borrower Obligations") under the ABL Facility will be unconditionally guaranteed jointly and severally by the U.S. Borrowers, the U.S. Guarantors and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Canadian Borrowers organized under the laws of Canada or a province thereof (other than (i) immaterial subsidiaries, (ii) any special purpose entity and (iii) any such subsidiary that is prohibited or restricted by applicable law or, in the case of after-acquired subsidiaries, pre-existing contract not entered into in connection with the acquisition thereof (including any requirement to obtain the consent of any governmental authority or any third party under any such contract), in each case, for so long as such prohibition, restriction or contract remains in effect (the "Canadian Guarantors").

Security:

The U.S. ABL Subfacility and any Hedging Obligations and Cash Management Obligations (the foregoing obligations, other than those under the U.S. ABL Subfacility, being herein collectively called the "Secured Other Obligations") will be secured by: (i) valid and perfected first priority (subject to certain exceptions to be set forth in the ABL Facility Documentation) liens and security interests in all of the following owned assets of any Borrower or any Guarantor, but excluding the Excluded Assets as defined in Annex II to the Commitment Letter (collectively, the "ABL Priority Collateral"):

a.

all accounts receivable and all other rights to receive payments, indebtedness and other obligations (in each case, whether constituting or evidenced by accounts, chattel paper (including electronic chattel paper), instruments, documents or general intangibles (including payment intangibles)) which arise as a result of the sale or lease of inventory or provision of services, including the right to payment of any interest or finance charges;

	b.	all inventory;
c.

all collection accounts, deposit accounts, disbursement accounts, lock-boxes, securities accounts and commodity accounts and any cash or other assets including all cash equivalents in, or credited to, any such accounts (other than identifiable cash proceeds of Term Priority Collateral (as defined below) and any such accounts (and amounts on deposit therein) solely holding identifiable proceeds of Term Priority Collateral);

	d.	all other cash and cash equivalents (other than identifiable cash proceeds of Term Priority Collateral);
e.

to the extent evidencing, governing, securing or otherwise related to the items referred to in the proceeding clauses, all instruments, general intangibles (other than equity interests and intellectual property), chattel paper, electronic chattel paper, documents, letter of credit rights and supporting obligations;

	f.	all books and records related to any of the foregoing; and
g.

all products, proceeds and supporting obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory and accounts of any loan party; and

(ii) valid and perfected second priority (subject to the liens securing the Term Facility and certain exceptions to be set forth in the ABL Facility Documentation) liens and security interests in present and future assets and properties (other than ABL Priority Collateral) of any Borrower or any Guarantor, but excluding the Excluded Assets as defined in Annex II to the Commitment Letter (collectively, the "Term Priority Collateral") (clauses (i) and (ii), collectively, the "U.S. Collateral").

Subject to relevant limitations generally consistent with the relevant limitations applicable to the U.S. Collateral (including with respect to the Excluded Assets), the Canadian ABL Subfacility will be secured by (i) the U.S. Collateral and (ii)(a) a first-priority pledge in 100% of the capital stock in the Canadian Borrowers and the subsidiaries held by the Borrowers and the Guarantors, and (b) perfected first priority security interests in assets similar to the U.S. Collateral located in Canada.

The requirements of this paragraph shall be subject to the Certain Funds Provision.
Documentation Matters:

The ABL Facility Documentation shall be negotiated in good faith by the Borrower, the ABL Administrative Agent and the ABL Lenders to finalize such ABL Facility Documentation, giving effect to the Certain Funds Provision, as promptly as practicable after the acceptance of the Commitment Letter and the Fee Letter, and shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrowers and Lead Arrangers may mutually agree: it being understood and agreed that the ABL Facility Documentation shall: (a) not be subject to any conditions to the funding of the initial borrowings on the Closing Date other than the Specified Conditions; (b) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default provided for in this Annex I to the Commitment Letter, in each case, applicable to the Company and its subsidiaries (and, in certain cases, Holdings) and with exceptions for materiality or otherwise and "baskets" consistent (where applicable) with the ABL Documentation Principles (as defined below); and (c) give due regard to the operational and strategic requirements of the Company and its subsidiaries and their size, industries, practices, proposed business plan and the matters described in the Merger Agreement, including as to materiality thresholds, qualifications, "baskets" and other limitations and exceptions commensurate with the size of the Company, in each case, after giving effect to the Transactions. This paragraph and the provisions herein are referred to as the "ABL Documentation Principles."

Representations and Warranties:	Substantially similar to the Term Facility, with additional representations and warranties as are customary for an ABL facility, and consistent with the ABL Documentation Principles.

Affirmative Covenants:

Substantially similar to the Term Facility, with additional covenants as are customary for an ABL facility, and consistent with the ABL Documentation Principles, including the following: (a) inspection of books and properties and appraisals and collateral reviews with respect to Borrowing Base calculations, (b) delivery of annual budgets, (c) implementation of cash management procedures and execution and delivery of control agreements with respect to deposit accounts, securities accounts and commodities accounts reasonably acceptable to the ABL Lead Arrangers and the ABL Administrative Agent within 90 days following the Closing Date (or such later date as the ABL Collateral Agent may agree in its reasonable discretion) (which cash management provisions shall provide for springing dominion, control and daily pay-downs (each such period during which dominion, control and daily pay-downs shall occur, a "Dominion Period") if (x) Excess Availability is less than the greater of (i) $10.0 million and (ii) 10% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, in each case for 3 consecutive business days or (y) an event of default under the ABL Facility shall have occurred and be continuing; provided that if a Dominion Period begins, same shall not end until the first date thereafter on which no event of default under the ABL Facility shall exist and Excess Availability has been above or equal to the greater of (i) $10.0 million and (ii) the lesser of 10.0% of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, in each case for 30 consecutive days), and (d) the Borrowers shall pay for, and cooperate with, one field examination per year and one inventory appraisal per year (springing to up to (x) two field examinations per year and two appraisals per year at any time while Excess Availability is less than the greater of (i) $12.5 million and (ii) 12.5% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, in each case for 3 consecutive business days and (y) an unlimited number of field examinations and appraisals when an event of default under the ABL Facility shall have occurred and be continuing).

"Excess Availability" shall mean the amount by which (a) the sum of the lesser of (i) the Borrowing Base at such time and (ii) the total commitments under the ABL Facility as then in effect at such time exceeds (b) the aggregate utilization at such time (i.e. outstanding ABL Loans, unpaid drawings in respect of Letters of Credit and undrawn Letters of Credit) under the ABL Facility.

Negative Covenants:

Substantially similar to the Term Facility, subject to baskets, thresholds, Payment Conditions (as defined below) and other carveouts customary for an ABL facility (which shall include, without limitation, subject to limited exceptions, (a) a prohibition on pari passu or senior liens on ABL Priority Collateral, (b) limitations on prepayments of unsecured indebtedness, (c) the absence of "builder" or leverage-based baskets and (d) delivery of an updated Borrowing Base Certificate upon dispositions of assets above a threshold to be agreed) as mutually agreed and consistent with the ABL Documentation Principles.

"Payment Conditions" shall mean that no event of default shall then exist or would result therefrom and, both before and after giving effect to the specified activity, on a pro forma basis either (a)(i) Excess Availability is no less than the greater of (A) $15.0 million and (B) 15% of the lesser of (1) the Borrowing Base and (2) the total commitments under the ABL Facility, in each case calculated both on such date and on average for the preceding 30-day period and (ii) the Fixed Charge Coverage Ratio (as defined below) is not less than 1.0 to 1.0 (or, for purposes of the exception permitting unlimited restricted payments, 1.1 to 1.0) both on such date and for the 30 consecutive days prior to the specified activity or (b) Excess Availability is no less than the greater of (i)  $20.0 million and (ii) 20% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, in each case calculated both on such date and on average for the preceding 30-day period.

The Payment Conditions shall be applicable to the investments, acquisition, junior and certain other debt prepayment and restricted payment covenants, in each case consistent with the ABL Documentation Principles.

Financial Maintenance Covenant:

None; provided that, if at any time the Excess Availability is less than the greater of (i) $10.0 million and (ii) 10% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, then the Borrowers will be subject to a minimum Fixed Charge Coverage Ratio (as defined below) of not less than 1.0:1.0 as of the immediately preceding fiscal quarter for which financial statements were required to be delivered, and as of each subsequent fiscal quarter end thereafter (the "ABL Financial Covenant"); and provided, further, that at any time thereafter, the foregoing Financial Covenant shall continue to apply unless and until the Excess Availability is above or equal to the greater of (i) $10.0 million and (ii) 10% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility, in each case for 30 consecutive days, at which time such Fixed Charge Coverage Ratio shall no longer apply (unless and until Excess Availability is again less than the greater of (i) $10.0 million and (ii) 10% of the lesser of (A) the Borrowing Base and (B) the total commitments under the ABL Facility).

"Fixed Charge Coverage Ratio" shall mean, with respect to any person for any period, the ratio of (x) Consolidated EBITDA (to be defined in a manner to be mutually agreed upon (giving due regard to the ABL Documentation Principles)) of such person for such period, less (i) cash taxes paid or payable during the period and (ii) except to the extent financed with long-term indebtedness (other than under revolving or similar facilities), Capital Expenditures (to be defined in a manner to be mutually agreed upon (giving due regard to the ABL Documentation Principles)), determined on a pro forma basis, to (y) the Fixed Charges of the person for such period.

"Fixed Charges" shall mean, with respect to any person for any period, the sum, without duplication of:
(1) Consolidated Interest Expense (to be defined in a manner to be mutually agreed upon (giving due regard to the ABL Documentation Principles)), less interest income, of such person for such period,
(2) scheduled cash principal payments made on debt, and
(3) certain restricted payments paid (including those made in reliance on Payment Conditions) in cash during such period.

Any cash equity received (in the form of (x) common equity or (y) qualified preferred equity having terms reasonably acceptable to the ABL Administrative Agent) by Holdings (and contributed by it as common equity to the Company) after the first day of any fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements with respect to such fiscal quarter are required to be delivered will, at the request of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the ABL Financial Covenant (any such equity contribution so included in the calculation of Consolidated EBITDA, a "ABL Specified Equity Contribution"); provided that (a) no more than two ABL Specified Equity Contributions may be made in any consecutive four fiscal quarter period, and no more than four ABL Specified Equity Contributions may be made in the aggregate during the term of the ABL Facility, (b) an ABL Specified Equity Contribution shall not be greater than the amount required to cause the Borrowers to be in compliance with the ABL Financial Covenant, (c) there shall be no pro forma or other reduction in indebtedness with the proceeds of any ABL Specified Equity Contribution (including by way of netting) for determining compliance with the ABL Financial Covenant in the fiscal quarter with respect to which an ABL Specified Equity Contribution is included in the calculation of Consolidated EBITDA and (d) all ABL Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the ABL Facility Documentation. The ABL Facility Documentation will contain a customary standstill provision with regard to exercise of remedies during the period in which any ABL Specified Equity Contribution will be made; provided that the Borrowers shall not be permitted to borrow ABL Loans and new Letters of Credit shall not be issued unless and until the ABL Specified Equity Contribution is actually made; provided, further, that no such ABL Specified Equity Contribution shall be included in the calculation of Consolidated EBITDA for the purposes of any other ratio-based calculation.

Events of Default:

Substantially similar to the Term Facility, with changes that are usual, customary and consistent with the ABL Documentation Principles (it being understood that failure by the Borrowers to perform or observe the Term Loan Financial Covenant itself shall not trigger a cross-default for purposes of the ABL Facility unless and until the lenders under the Term Facility have actually terminated all commitments and declared all obligations thereunder to be due and payable).

Assignments and Participations:

Substantially similar to the Term Facility; provided that ABL Loans (or related commitments) may not be assigned (or subject to participations) to Holdings, the Borrowers or their respective affiliates and each assignment will be in a minimum amount of $5.0 million.

Waivers and Amendments:

Substantially similar to the Term Facility, subject to customary ABL lender protections; provided that (i) changes to advance rates shall require the consent of all ABL Lenders and (ii) changes to the definition of Borrowing Base or any component definition thereof that would lead to increased availability shall require the consent of 66.67% of the ABL Lenders.

Amend and Extend Provisions:	Substantially similar to the Term Facility, but customary for an ABL facility.
Expenses and Indemnification:	Substantially similar to the Term Facility, subject to customary modifications for an ABL facility.
Yield Protection, Taxes and Other Deductions:	Substantially similar to the Term Facility.
Unrestricted Subsidiaries:	Substantially similar to the Term Facility, but subject to the Payment Conditions in lieu of any financial test required under the Term Facility.
Governing Law and Forum:

New York; provided that, notwithstanding the governing law provisions of the ABL Facility Documentation, it is understood and agreed that (a) the interpretation of the definition of "Material Adverse Effect" (as defined in the Merger Agreement) (and whether or not a "Material Adverse Effect" has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement or to decline to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect of the foregoing (other than, in each case, with respect to claims or disputes against the Commitment Parties, the ABL Administrative Agent or ABL Lenders that do not involve such a determination) shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware and (d) any ABL Facility Documentation that governs security interests and liens in the Collateral shall, to the extent appropriate, be governed by the laws of the jurisdiction in which such security interest and/or lien is intended to be created or perfected (subject to the terms hereof), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EU Bail-In Provisions:

Customary Loan Syndications & Trading Association EU Bail-In provisions shall be included in the ABL Facility Documentation (which shall include a provision specifying that in the event any Lender (or a direct or indirect parent company thereof) becomes subject to a "Bail-in Action", such Lender shall be deemed to be a defaulting lender for all purposes under the ABL Facility Documentation).

Counsel to ABL Administrative Agent and ABL Collateral Agent:	Cahill Gordon & Reindel LLP.

 Exhibit A
to ANNEX I

Pricing, Fees and Expenses

        Capitalized terms not otherwise defined herein have the same meanings as specified therefor in Annex I to the Commitment Letter to which this Exhibit A is attached.

Interest Rate Options:	The Borrowers may elect that the ABL Loans comprising each borrowing bear interest at a rate per annum equal to:
(i) the ABR Rate plus the Applicable Margin; or
(ii) the Adjusted LIBO Rate plus the Applicable Margin.
"ABR" and "Adjusted LIBO Rate" shall be defined in the ABL Credit Documentation, consistent with the ABL Documentation Principles, with a floor of zero.
"Applicable Margin" means a rate per annum equal to a percentage determined in accordance with the following pricing grid:

Level	Quarterly Average Excess Availability	Applicable Libor Margin	Applicable Base Rate Margin
I	More than 66.66%	1.25%	0.25%
II	More than 33.33% but less than or equal to 66.66%	1.50%	0.50%
III	Less than or equal to 33.33%	1.75%	0.75%

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Adjusted LIBO Rate Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period. Swingline Loans shall bear interest at the ABR Rate plus the Applicable Margin for ABL Loans bearing interest based on the ABR Rate.
Commitment Fees:
From and after the Closing Date, the Borrowers shall pay a commitment fee on the average daily unutilized portion of the ABL Facility, payable quarterly in arrears, at a rate equal to 0.25% per annum, or if the aggregate utilization is equal to or less than 50.0%, 0.375%.
Letter of Credit Fees:
The Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Adjusted LIBO Rate Loans under the ABL Facility on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the ABL Lenders participating in the ABL Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee equal to 12.5 basis points per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the applicable Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each Issuing Bank for its own account.
Default Interest:
Any principal payable under or in respect of the ABL Facility not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR Loans plus 2.00% per annum.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365 or 366, as applicable, days, in the case of ABR Loans the interest rate payable on which is then based on the rate of interest publicly announced by the ABL Administrative Agent as its prime rate in effect at its principal office in New York City) and the actual number of days elapsed.

A-2

 ANNEX II

PROJECT WOLF

SENIOR SECURED TERM FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Term Loan Borrower:	Initially, [Merger Sub], a Delaware corporation ("Merger Sub") and, following the Merger, WKI Holding Company, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (as defined below) (the "Company") (Merger Sub or the Company, as applicable, "Borrower").
Holdings Guarantor:	GP Investments Acquisition Corp., a Delaware corporation ("Holdings").
Term Loan Lead Arrangers and Term Loan Bookrunners:

Citi, BMOCM (acting through such of its affiliates or branches as it deems appropriate) and any other lead arranger appointed pursuant to the Commitment Letter in connection with the Term Facility (the "Term Loan Lead Arrangers").

Term Loan Lenders:

A syndicate of banks, financial institutions and other entities (other than a Disqualified Institution) arranged by the Term Loan Lead Arrangers as consented to by Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the "Term Loan Lenders").

Term Loan Administrative Agent and Collateral Agent:	Citi (the "Term Loan Administrative Agent").
Type and Amount of Term Loan Facility:	A senior secured first lien Term Facility (the "Term Facility", and the loans made thereunder, "Term Loans") in an aggregate principal amount of $250.0 million.
Purpose:

Proceeds of the Term Facility will be used on the Closing Date, together with the proceeds of the ABL Facility (to the extent permitted by the ABL Facility Term Sheet) and the proceeds of the Equity Contribution, to finance the Transactions and fees, commissions and expenses in connection therewith.

Term Facility Maturity Date:	Seven years from the Closing Date.
Availability:

Upon satisfaction or waiver of the Specified Conditions, a single drawing may be made on the Closing Date of the full amount of the Term Facility. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Amortization:

The Term Facility will amortize in equal quarterly installments, in annual amounts equal to 1.00% of the original principal amount of the Term Facility (commencing on the last day of the first full fiscal quarter ended after the Closing Date), with the balance payable on the maturity date of the Term Facility.

1
All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Incremental Term Loan Facilities:	The definitive documentation relating to the Term Facility (the "Term Loan Documentation") will permit Borrower to add one or more incremental term loan facilities to the Term Facility or to increase any existing Term Facility (each, an "Incremental Term Loan Facility") in a maximum aggregate principal amount not to exceed (a) $70.0 million plus the aggregate principal amount of all voluntary prepayments of the Term Facility (other than to the extent such voluntary prepayment is funded with proceeds of indebtedness) plus (b) an unlimited amount such that the First Lien Net Leverage Ratio (as defined below) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered or are required to have been delivered, on a pro forma basis giving effect to the borrowings under such Incremental Term Loan Facility, the use of the proceeds thereof and all other appropriate pro forma adjustments and customary events, does not exceed 3.50 to 1.00 (the amount under the preceding clauses (a) and (b), the "Available Incremental Amount") (it being understood that, if the applicable incurrence test is satisfied on a pro forma basis after giving effect to any Incremental Term Loan Facility, such Incremental Term Loan Facility may be incurred under clause (b) above regardless of whether there is capacity under clause (a) above); provided that (i) no Term Loan Lender will be required to participate in any such Incremental Term Loan Facility, (ii) no event of default exists or would exist after giving effect thereto (provided that, with respect to any Incremental Term Loan Facility the proceeds of which are used to finance an acquisition, no payment or bankruptcy event of default shall exist), (iii) the maturity date of any such Incremental Term Loan Facility shall be no earlier than the maturity date of the Term Facility, (iv) the weighted average life to maturity of any Incremental Term Loan Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (v) the all-in yield (whether in the form of interest margins, original issue discount ("OID"), upfront fees (which shall be deemed to constitute like amounts of OID) (excluding structuring, underwriting, arrangement, commitment or other fees payable in connection therewith that are not shared with the lenders providing such Incremental Term Loan Facility) payable by Borrower to the relevant Term Loan Lenders (with OID being equated to interest based on an assumed four-year life to maturity) or a LIBOR or Base Rate floor) applicable to any Incremental Term Loan Facility will be determined by Borrower and the lenders providing such Incremental Term Loan Facility, but, in the case of an Incremental Term Loan Facility entered into within 12 months after the Closing Date, will not be more than 50 basis points higher than the corresponding all-in yield (after giving effect to interest margins (including the LIBOR and Base Rate floors), OID and upfront fees (excluding structuring, underwriting, arrangement, commitment or other fees payable in connection with the Term Facility that are not shared with the lenders) payable to the Term Loan Lenders) for the existing Term Facility, unless the interest margins with respect to the existing Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Loan Facility and the corresponding all-in yield on the existing Term Facility minus 50 basis points (the "MFN Protection"), (vi) each Incremental Term Loan Facility shall be secured by a pari passu lien on the Collateral securing the Term Facility in each case on terms reasonably satisfactory to the Term Loan Administrative Agent and have no additional collateral and no additional guarantees beyond those entities that are Guarantors of the Term Facility, (vii) the Incremental Term Loan Facility shall share ratably in any voluntary and mandatory prepayments of the Term Facility (unless the Term Loan Lenders thereunder elect to receive a lesser amount), (viii) any Incremental Term Loan Facility shall be on terms and pursuant to documentation to be determined by Borrower and the lender(s) providing such Incremental Term Loans; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except as aforesaid with respect to pricing, amortization, prepayments and maturity), they shall be reasonably satisfactory to the Term Loan Administrative Agent and (ix) the representations and warranties shall be true and correct, subject to customary "SunGard" limitations agreed to with the lender(s) providing such Incremental Term Loans to the extent used to finance an acquisition or other investment. The Term Loan Documentation shall be amended to give effect to borrowings under the Incremental Term Loan Facility by documentation executed by the Term Loan Lender or Term Loan Lenders making the commitments with respect thereto, the Term Loan Administrative Agent and Borrower, and without the consent of any other Term Loan Lender.

"First Lien Net Leverage Ratio" will be defined as the ratio of consolidated debt for borrowed money, notes, bonds, debentures, purchase money indebtedness, capital leases and letters of credit that have been drawn but not reimbursed of the Borrower and its restricted subsidiaries ("Consolidated Total Debt") that are secured by any property or assets of the Borrower or any restricted subsidiary on a first-priority basis net of the sum (not to exceed $25.0 million) of (x) unrestricted cash and cash equivalents whether or not held in a pledged account and (y) cash and cash equivalents of the Borrower and its restricted subsidiaries that are restricted in favor of the Term Facility or the ABL Facility (which may also include cash and cash equivalents securing other indebtedness that is secured by a lien on the Collateral along with the Term Facility and/or the ABL Facility) (the amounts in clauses (x) and (y) , collectively, "Unrestricted Cash") all as set forth on the balance sheet of the Borrower and its consolidated restricted subsidiaries in accordance with GAAP, to (ii)  Consolidated EBITDA (to be defined in a manner mutually agreed by Borrower and the Term Loan Lead Arrangers (giving due regard to the Term Loan Documentation Principles)) for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered or are required to have been delivered.

For the purposes of determining pro forma compliance with the First Lien Net Leverage Ratio in connection with any Incremental Facilities, the proceeds of which are to be used for a permitted acquisition or other permitted investment, the date of determination thereof shall, at Borrower's option, be the date of entering into the binding definitive agreement for such acquisition, in which case such indebtedness will be deemed outstanding for purposes of calculating any leverage based test.

Refinancing Term Facilities:

The Term Loan Documentation will permit Borrower to refinance loans under the Term Facility (as it may be increased pursuant to the provisions described above under the paragraph titled "Incremental Term Loan Facilities") from time to time, in whole or part, with one or more new term loan facilities (each, a "Refinancing Term Facility") under the Term Loan Documentation with the consent of the institutions providing such Refinancing Term Facility or with one or more (i) senior or junior unsecured notes or term loans, (ii) senior secured notes that will be secured by the Collateral on a pari passu basis with the Term Facility or (iii) junior lien secured notes or term loans that will be secured by the Collateral on a junior basis to the Facilities (any such notes or loans, the "Other Term Refinancing Indebtedness" and, together with the Refinancing Term Facility, the "Refinancing Debt") that will be secured on a pari passu basis by the same collateral securing the Term Facility; provided that (i) any Refinancing Term Facility or Other Term Refinancing Indebtedness do not mature prior to the maturity date of the Term Facility being refinanced, or have a shorter weighted average life than the loans under the Term Facility being refinanced as of the date of determination, (ii) the other terms and conditions of such Refinancing Term Facility or Other Term Refinancing Indebtedness (excluding pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable to the lenders or noteholders providing such Refinancing Term Facility or Other Term Refinancing Indebtedness than those applicable to the Term Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility or any Incremental Term Loan Facilities existing at the time of such incurrence of Refinancing Debt), (iii) to the extent not refinanced under the Term Loan Documentation, in the case of any Other Term Refinancing Indebtedness, on the date of incurrence thereof, the Term Loan Administrative Agent and the ABL Administrative Agent shall enter into one or more customary intercreditor agreements with the agent, trustee or other representative therefor, the material terms of each of which shall be reasonably acceptable to the Term Loan Administrative Agent and the ABL Administrative Agent, and (iv) the proceeds of such Refinancing Term Facility or Other Term Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the loans being refinanced and the aggregate principal amount of any such refinancing indebtedness shall not exceed the aggregate principal amount of loans being refinanced (plus accrued and unpaid interest with respect thereto and fees, premiums and other costs and expenses incurred in connection therewith (including OID, if any) plus such additional amounts to the extent otherwise permitted to be incurred at such time under the Term Loan Documentation); provided that clause (i) above shall not apply to any bridge facility on customary terms if the long-term indebtedness into which such bridge facility is to be converted into satisfies the maturity and amortization restrictions in such clauses (so long as the conversion of such bridge facility is subject to no conditions precedent). Refinancing Debt shall not be subject to MFN Protection.

Interest:	At Borrower's option, Term Loans will bear interest based on the Base Rate or LIBOR, as described below:
	A.	Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 360 days (or, in the case of clause (ii) of the definition of Base Rate below, 365 or 366 days) and payable quarterly in arrears. The Base Rate is defined, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate of interest publicly announced by the Term Loan Administrative Agent as its prime rate in effect at its principal office in New York City and (iii) LIBOR for an interest period of one-month beginning on such day (which shall not be less than 1.00%) plus 1.00%.

Base Rate borrowings will be in minimum amounts to be mutually agreed upon and will require 1 business day's prior notice.
	B.	LIBOR Option

Interest will be determined for periods to be selected by Borrower ("Interest Periods") of one, two, three or six months (or twelve months if agreed to by all relevant Term Loan Lenders) and will be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) the initial interest period shall be one month and (ii) LIBOR for purposes of calculating interest on any loan under the Term Facility shall be deemed to be not less than 1.00% per annum. LIBOR will be determined by the Term Loan Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, at the end of each three-month period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require 3 business days' prior notice and will be in minimum amounts to be mutually agreed upon.

Default Interest and Fees:

Any principal payable under or in respect of the Term Facility not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to Base Rate loans plus 2.00% per annum.

Interest Margins:	The applicable Interest Margins under the Term Facility will be 575 basis points for LIBOR loans and 475 basis points for Base Rate loans.
Mandatory Prepayments:

The Term Facility shall be prepaid in an amount equal to (a) 100% of the net cash proceeds received after the Closing Date from the sale or other disposition of all or any part of the assets of Holdings or any of its restricted subsidiaries in excess of a threshold to be mutually agreed, other than sales of inventory and other dispositions in the ordinary course of business and other than amounts reinvested in assets to be used in Borrower's business within 12 months of such disposition (or if committed to be reinvested within such 12 months, reinvested within 18 months of such disposition) and subject to other exceptions to be mutually agreed upon, (b) 100% of the net proceeds received by Holdings or any of its subsidiaries from the issuance of debt or disqualified preferred stock after the Closing Date, other than permitted debt under the Term Loan Documentation (including the Incremental Facilities and the ABL Facility but excluding Refinancing Debt), (c) 100% of all net cash casualty and condemnation proceeds received by Holdings or any of its restricted subsidiaries in excess of a threshold to be mutually agreed upon, other than amounts reinvested in assets to be used in Borrower's business within 12 months of such receipt (or if committed to be reinvested within such 12 months, reinvested within 18 months of such receipt) and subject to other exceptions to be mutually agreed upon, and (d) commencing with the fiscal year ending on December 31, 2017, 50% of excess cash flow of Holdings and its restricted subsidiaries (to be defined in a manner consistent with the Term Loan Documentation Principles), subject to step-downs to 25% and 0% based on achievement of First Lien Net Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively; provided that each of (a) any voluntary prepayments of Term Loans (and ABL Loans under the ABL Facility to the extent accompanied by a permanent reduction of the commitments thereunder), other than prepayments funded with the proceeds of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis and (b) the definition of excess cash flow shall provide for reductions in the calculation thereof by cash amounts committed to be used during a period to be agreed for permitted acquisitions, capital expenditures or acquisitions of intellectual property; provided that (x) any such amounts deducted from excess cash flow but not actually used in such period shall be added to the calculation of excess cash flow for the subsequent fiscal year and (y) amounts deducted in any fiscal year cannot be deducted in any subsequent fiscal year.

Notwithstanding the provisions of clauses (a), (c) and (d) above, (i) to the extent that (and for so long as) the net cash proceeds of an asset sale, casualty or condemnation by a non-U.S. restricted subsidiary or the excess cash flow attributable to a non-U.S. restricted subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such net cash proceeds or excess cash flow so affected will not be required to be applied to repay the Term Facility so long as the applicable local law will not permit such repatriation to the United States, and once such repatriation of any such funds is permitted under the applicable local law, an amount equal to such net proceeds or excess cash flow will be promptly applied (net of additional taxes payable or reserved against in connection with the repatriation of such funds) to the prepayment of the Term Facility and (ii) to the extent that Borrower has determined in good faith that repatriation of any such net cash proceeds of an asset sale, casualty or condemnation by a non-U.S. restricted subsidiary or excess cash flow attributable to a non-U.S. restricted subsidiary would have a material adverse tax consequence, an amount equal to the funds so affected will not be required to be applied to repay the Term Facility; provided that, if such funds are repatriated by such non-U.S. restricted subsidiary, an amount equal to such repatriated funds (net of additional taxes payable or reserved against as a result thereof) will be promptly applied to the prepayment of the Term Facility.

Any Term Loan Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) , (c) or (d) above (each a "Declining Lender"). Any prepayment amount declined by a Declining Lender, may be retained by Borrower and shall be added to the Available Amount Basket (as defined below).

Optional Prepayments:

Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs and as described below under the section entitled "Prepayment Premium") and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Prepayment Premium:

Borrower shall pay a "prepayment premium" in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the six month anniversary of the Closing Date, in an amount equal to 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term "Repricing Event" shall mean (i) any prepayment or repayment of Term Loans substantially concurrently with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of, indebtedness the primary purpose of which is to lower the "effective" interest rate applicable to the Term Loans so prepaid (whether in the form of interest rate margins, OID, upfront fees or otherwise) and (ii) any amendment to the Term Facility the primary purpose of which is to reduce the "effective" interest rate (whether in the form of interest rate margins, OID, upfront fees or otherwise) applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Term Loan Lender that refuses to consent to such amendment; provided that a Repricing Event shall not include any amendment, prepayment, repayment or repricing made in connection with a change of control or a Transformative Acquisition. For purposes of the foregoing, "Transformative Acquisition" shall mean any acquisition or investment by Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Term Loan Documentation immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Term Loan Documentation immediately prior to the consummation of such acquisition or investment, would not provide Borrower and its restricted subsidiaries with adequate flexibility under the Term Loan Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by Borrower acting in good faith.

Application of Prepayments:

Prepayments of the Term Facility will be applied (i) in the case of optional prepayments, to the remaining scheduled amortization payments thereof as directed by Borrower and (ii) in the case of mandatory prepayments, in the direct order of maturity to the remaining installments of principal under the Term Facility.

Guarantees:	The Term Facility and any Hedging Arrangement (as defined below) will be fully and unconditionally guaranteed (the "Guarantees") on a joint and several basis by the Guarantors.
Security:

Subject to the Certain Funds Provision, the Term Facility and, so long as not secured on a pari passu basis with the ABL Facility, any hedging obligations (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act (a "Swap"), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) to which the Term Loan Administrative Agent, any Term Loan Lead Arranger, any Term Loan Lender or affiliate of any of the foregoing is a counterparty (the "Hedging Arrangements") will be secured by (a) a perfected second priority security interest in all ABL Priority Collateral (as defined in Annex I to the Commitment Letter) of Borrower and each Guarantor and (b) a perfected first priority security interest in all other Collateral (as defined in Annex I to the Commitment Letter) of Borrower and each Guarantor.

Notwithstanding anything to the contrary, (a) not more than 65% of the voting capital stock and 100% of the non-voting capital stock of (i) any direct or indirect subsidiary of Holdings that is a CFC and (ii) any direct or indirect U.S. subsidiary of Holdings that is a Pass-Through Foreign Holdco shall be required to be pledged, and (b) agreed exceptions to the Collateral will include (i) any fee owned real property with a value of less than an amount to be mutually agreed upon (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property (it also being understood there shall be no requirement to obtain any landlord waivers, estoppels, collateral access letters or similar third party agreements except to the extent required to be delivered to the ABL Administrative Agent pursuant to the Borrowing Base (as defined in the ABL Term Sheet)), (ii) motor vehicles and other assets subject to certificates of title (except as to which perfection of the security interest therein can be accomplished by the filing of a UCC financing statement), letter of credit rights (except to the extent perfection of the security interest is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement)) and commercial tort claims below a threshold to be mutually agreed upon, (iii) pledges and security interests prohibited by law, (iv) equity interests (A)  constituting margin stock or (B) in any person (other than any wholly owned restricted subsidiary) to the extent not permitted by the terms of such subsidiary's organizational or joint venture documents or would trigger termination pursuant to any "change of control" or similar provision pursuant to the terms of such subsidiary's organizational or joint venture documents (it being understood that Borrower and the Guarantors shall not be required to seek the consent of third parties thereunder), (v) any intellectual property, lease, license, or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements permitted under the Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate, or render unenforceable any right, title or interest of Borrower or any Guarantor in, such intellectual property, lease, license, or agreement, purchase money arrangement, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than Borrower or a Guarantor), (vi)(x) any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained and (y) any governmental lease licenses or state or local franchises, charters and authorizations if and for so long as the grant of a security interest therein is prohibited or restricted thereby; provided that the cash proceeds thereof shall not be excluded, (vii) "intent-to-use" trademark applications prior to the filing of a statement of use, (viii) assets in circumstances where each applicable Facilities Administrative Agent and Borrower agree in writing the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby and (ix) certain excluded deposit accounts to be mutually agreed upon, including payroll disbursement accounts, trust and escrow accounts held for the benefit of third parties (clauses (a) and (b) above, collectively, the "Excluded Assets"); provided that in the case of foregoing clauses (iii), (iv)(B), (v) and (vi) , such exclusion shall not apply (x) to the extent the prohibition is ineffective under applicable anti-assignment provisions of the UCC or other applicable law or (y) to proceeds and receivables of the assets referred to in such clauses, the assignment of which is expressly deemed effective under applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition. In addition, (A) no control agreements will be required over any deposit accounts, securities accounts, commodities accounts or any other assets specifically requiring perfection through a control agreement, except (i) for equity interests and indebtedness subject to clause (D) below and (ii) any obligation to obtain control agreements on certain deposit accounts as expressly set forth in Annex I to the Commitment Letter and accounts that hold de minimis amounts to be mutually agreed upon, (B) no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a UCC financing statement, (C) no security or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required, and Borrower and Guarantors shall not be required to take any actions outside the United States to create or perfect security interests in any assets located or titled outside of the United States and (D) perfection by possession or control shall not be required with respect to any immaterial notes or other evidence of immaterial indebtedness, and no delivery of stock certificates (or equivalent) with respect to equity interest in any immaterial subsidiaries shall be required.

Intercreditor Agreement:

The priority of the security interests and related creditor rights and terms of the lien subordination between the Facilities will be set forth in the Intercreditor Agreement (as defined in Annex I to the Commitment Letter) on terms and conditions satisfactory to the Term Loan Administrative Agent and the Term Loan Lead Arrangers.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Term Facility on the Closing Date shall consist solely of the Specified Conditions (subject to the Certain Funds Provision).
Conditions to Each Borrowing:

Conditions precedent to each borrowing under the Term Facility other than the initial borrowings will be (1) the absence of any continuing default or event of default (provided that, with respect to any Incremental Term Loan Facility the proceeds of which are used to finance an acquisition, no default or event of default shall have occurred and be continuing at the time of, or after giving effect to, entry into the applicable acquisition agreement), (2) the accuracy of all representations and warranties in all material respects (or, if qualified by materiality or material adverse effect, in all respects) and (3) receipt of a customary borrowing notice.

Term Loan Documentation Principles:	The Term Loan Documentation shall be negotiated in good faith by Borrower, the Term Loan Administrative Agent and the Term Loan Lenders to finalize such Term Loan Documentation, giving effect to the Certain Funds Provision, as promptly as practicable after the acceptance of this Commitment Letter and the Fee Letter, and shall contain the terms and conditions set forth in this Commitment Letter and such other customary terms as the Borrower and the Lead Arrangers may mutually agree; it being understood and agreed that the Term Loan Documentation shall: (a) not be subject to any conditions to the funding of the Term Loan on the Closing Date other than the Specified Conditions; (b) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default provided for in this Term Facility Term Sheet, in each case, applicable to Holdings, Borrower and its subsidiaries and with exceptions for materiality or otherwise and "baskets" consistent (where applicable) with the Term Loan Documentation Principles (as defined below); (c) give due regard to the operational and strategic requirements of Borrower and its subsidiaries and their size, industries, practices, proposed business plan and the matters described in the Merger Agreement, including as to materiality thresholds, qualifications, "baskets" and other limitations and exceptions commensurate with the size of Borrower, in each case, after giving effect to the Transactions; and (d) be adjusted to give effect to the implementation of "market flex" provisions of the Fee Letter. This paragraph and the provisions herein are referred to as the "Term Loan Documentation Principles."
Representations and Warranties:	Representations and warranties will apply to Holdings and its restricted subsidiaries, and will in any event be limited to the following:

Accuracy and completeness of financial statements; Projections prepared in good faith; absence of undisclosed liabilities; no material adverse effect; organizational existence; compliance with law; governmental and other third party consents and approvals; organizational status, power and authority; due authorization, execution, delivery and enforceability of the Term Loan Documentation; no violation of or conflict with law, charter documents or material contractual obligations; no default under material agreements; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA and labor; pension laws in Canada; Investment Company Act; subsidiaries and equity interests; environmental matters; solvency (such representation and warranty to contain a definition of solvency consistent with the Solvency Certificate set forth in Exhibit A to Annex III); accuracy and completeness of disclosure; intercreditor matters; Patriot Act and other anti-terrorism law compliance; use of proceeds; insurance; Merger Agreement and related documents; creation, validity, perfection and priority of security interests; laws applicable to sanctioned persons and money laundering activities (including the Proceeds of Crime (Money

Laundering) and Terrorist Financing Act of Canada ("PCMLTFA")); OFAC; Special Economic Measures Act of Canada and similar laws of Canada in respect to sanctioned persons ("Canada Sanction Laws"); and Foreign Corrupt Practices Act and other anti-corruption laws.

Notwithstanding anything to the contrary contained herein, the truth and accuracy of the representations or warranties (other than Merger Agreement Representations and Specified Representations) shall not constitute a condition precedent to the extension of credit on the Closing Date.

Affirmative Covenants:

Affirmative covenants will apply to Holdings and its restricted subsidiaries and will be in form and substance customary and usual for financings of this kind, will be subject to customary thresholds and/or exceptions to be negotiated and reflected in the Term Loan Documentation (giving due regard to the Term Loan Documentation Principles) and will, in any event, be limited to the following:

Delivery of unaudited quarterly financials certified as to accuracy and compliance with generally applicable accounting principles in the United States by a financial officer and audited annual financial statements (and in connection with the audited annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to "going concern" or scope of the audit, but may contain a "going concern" statement solely with respect to, or resulting solely from, (i) an upcoming maturity date under any debt or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), management's discussion and analysis, compliance certificates, notices of defaults, and certain material events; annual lender conference calls (with the ability, to the extent permitted by applicable law and any applicable documentation governing Holdings, to join quarterly calls with public equity-holders); payment of material U.S. federal and other material tax obligations and filing of U.S. federal and other material tax returns; maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA); the PATRIOT Act, OFAC, FCPA Canada Sanction Laws and PCMLTFA; maintenance of property and insurance (including, without limitation, business interruption insurance relating to the Corning factory, in minimum amounts satisfactory to the Term Loan Administrative Agent); maintenance of books and records; right of the Term Loan Administrative Agent to inspect property and books and records (limited to once per annum, unless an event of default exists); use of proceeds; further assurances (including, without limitation, with respect to security interests in after-acquired property and guarantees by after-acquired or formed restricted subsidiaries); customary information regarding collateral; use of commercially reasonable efforts to obtain and maintain public corporate credit/family ratings of Borrower and ratings of the Term Facility from Moody's and S&P (but not to maintain a specific rating); and in the case of the Canadian Borrowers and Canadian Guarantors, Canadian pension plan reporting and compliance requirements to be set forth in the Loan Documents and other affirmative covenants to be set forth in the Loan Documents usual and customary for Canadian facilities of this type.

Negative Covenants:

Negative covenants will apply to Holdings and its restricted subsidiaries and will be in form and substance customary and usual for financings of this kind, will be subject to thresholds and/or exceptions to be negotiated and reflected in the Term Loan Documentation (giving due regard to the Term Loan Documentation Principles) and will in any event be limited to the following:

	1.	Limitation on dispositions of assets and changes of business and ownership.
	2.	Limitation on mergers, acquisitions, consolidations, liquidations and dissolutions.
3.

Limitations on dividends, stock repurchases and redemptions and other restricted payments (provided that, among other customary exceptions, there shall be customary exceptions to permit restricted payments of funds to Holdings to be used by Holdings for consolidated, combined or similar taxes, corporate overhead and purchase of shares from management and other employees, subject to limitations to be mutually agreed upon).

4.

Limitation on (A) indebtedness (including guarantees, other contingent obligations and disqualified stock) provided that (i) unlimited intercompany indebtedness among Borrower and its restricted subsidiaries shall be permitted (but with limits to be mutually agreed upon for intercompany loans made by Borrower or a Guarantor to a restricted subsidiary that is not Borrower or a Guarantor) to the extent subordinated on terms reasonably satisfactory to the Term Loan Administrative Agent and (ii) for the avoidance of doubt, the Incremental Term Loan Facilities, the Ratio Debt and the Incremental Loans under the ABL Facility shall be permitted) and (B) prepayments, redemptions, repurchases and similar payments on (and amendments to) junior lien indebtedness and contractually subordinated debt.

	5.	Limitations on loans and investments.
	6.	Limitation on liens and further negative pledges with respect to the Collateral securing the Facilities.
	7.	Limitation on transactions with affiliates above an agreed-upon threshold.
	8.	Limitation on restrictions affecting subsidiaries (including restrictions on subsidiary dividends and distributions).

9.	No modification or waiver of charter documents of Borrower or any Guarantor or any specified material agreements in a manner materially adverse to the Term Loan Lenders.
10.	No change to fiscal year.
11.	No change in business and/or lines of business.

With respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Credit Documentation that does not require compliance with a financial ratio or test (any such amount, a "Fixed Amount") substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Credit Documentation that requires compliance with a financial ratio or test (including any leverage ratio or the amount of Consolidated EBITDA) (any such amount, an "Incurrence-Based Amount"), it is understood and agreed that any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amount.

In addition, Borrower may incur indebtedness satisfying the requirements of the immediately succeeding paragraph ("Ratio Debt"); provided that (i) the final maturity date of any such indebtedness shall not be earlier than the maturity date of any Term Facility, (ii) the terms of such indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the latest maturity date of the Term Facility or any Incremental Term Loan Facility, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) there shall be no borrowers or guarantors in respect of such indebtedness that are not Borrower or a Guarantor, (iv) any secured indebtedness shall (x) be subject to an intercreditor agreement on terms reasonably acceptable to the Term Loan Administrative Agent and the ABL Administrative Agent and (y) not be secured by any property or assets of Holdings, Borrower or any restricted subsidiary other than Collateral, and (v) the terms and conditions of such indebtedness (excluding pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable to the lenders or noteholders providing such indebtedness than those applicable to the Term Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility or any Incremental Term Loan Facilities existing at the time of such indebtedness); provided that clauses (i) and (ii) above shall not apply to any bridge facility on customary terms if the long-term indebtedness into which such bridge facility is to be converted into satisfies the maturity and amortization restrictions in such clauses (so long as the conversion of such bridge facility is subject to no conditions precedent).

For purposes of the preceding paragraph, Ratio Debt means indebtedness consisting of the issuance of junior lien senior secured or senior unsecured notes or junior lien or unsecured term loans, in each case in respect of the issuance of notes, issued in a public offering, Rule 144A or other private placement or customary bridge financing in lieu of the foregoing, in each case subject to clauses (i), (ii), (iii) and (iv) of the first proviso to the first paragraph in the "Incremental Term Loan Facilities" section so long as, as of the last day of the most recently ended period of four consecutive fiscal quarters for which have been delivered or are required to have been delivered, on a pro forma basis giving effect to the incurrence of such indebtedness, the use of proceeds thereof and all other appropriate pro forma adjustments and customary events, a test that the pro forma Total Net Leverage Ratio (as defined below) shall not exceed 0.50x inside the then applicable Total Net Leverage Ratio in the financial maintenance covenant.

"Total Net Leverage Ratio" will be defined as the ratio of (i)  Consolidated Total Debt net of Unrestricted Cash in an amount not to exceed $25.0 million, all as set forth on the balance sheet of the Borrower and its consolidated restricted subsidiaries in accordance with GAAP to (ii) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered.

The Term Loan Documentation will include an available amount basket (the "Available Amount Basket") that will include, among other things, (i) a "starter" amount of $17.5 million, plus (ii) the portion of excess cash flow of Holdings and its restricted subsidiaries that is not required to be applied to prepay the Term Facility as contemplated in clause (d) of the first paragraph of the section above entitled "Mandatory Prepayments", plus (iii) other customary additions to be mutually agreed upon (giving due regard to the Term Loan Documentation Principles) (clauses (ii) and (iii), collectively, the "Growth Amount"); provided that no amounts attributable to clause (ii) above shall be included prior to the period for which a prepayment contemplated by clause (d) of the first paragraph of the section above entitled "Mandatory Prepayments" is calculated.

The Available Amount Basket may be used for, among other things, investments, restricted payments and the prepayment, repurchase or redemption of junior lien indebtedness or contractually subordinated debt; provided that (x) any use of the Available Amount Basket shall be subject to the absence of any continuing event of default, and (y) the use of the Available Amount Basket for restricted payments and prepayment of junior lien indebtedness or contractually subordinated debt shall be subject to a First Lien Net Leverage Ratio, on a pro forma basis, as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, after giving effect to the Transactions, being no greater than, (A) in the case of restricted payments, (1) at any time prior to the second anniversary of the Closing Date, 3.00 to 1.00 and (2) at any time on or after the second anniversary of the

Closing Date, 3.25 to 1.00, and (B) in the case of prepayments of junior lien indebtedness or contractually subordinated indebtedness, 3.25 to 1.00.
Financial Covenant:

A maximum Total Net Leverage Ratio with step-downs to be agreed upon, which levels in any case will be set to reflect at least a 35% static cushion to projected Consolidated EBITDA in the model dated April 5, 2016, together with any updates or modifications reasonably agreed between Borrower and Commitment Parties or as necessary to reflect the exercise of "market flex" pursuant to the provisions of the Fee Letter ( the "Model") to be tested quarterly on the last day of each fiscal quarter for which financial statements have been (or are required to have been) delivered commencing with the last day of the first full fiscal quarter ended after the Closing Date (the "Term Loan Financial Covenant").

Any cash equity received (in the form of (x) common equity or (y) qualified preferred equity having terms reasonably acceptable to the Term Loan Administrative Agent) by Holdings (and contributed by it as common equity to the Company) after the first day of any fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements with respect to such fiscal quarter are required to be delivered will, at the request of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Term Loan Financial Covenant (any such equity contribution so included in the calculation of Consolidated EBITDA, a "TL Specified Equity Contribution"); provided that (a) no more than two TL Specified Equity Contributions may be made in any consecutive four fiscal quarter period, and no more than four TL Specified Equity Contributions may be made in the aggregate during the term of the Term Facility, (b) a TL Specified Equity Contribution shall not be greater than the amount required to cause the Borrowers to be in compliance with the Term Loan Financial Covenant, (c) there shall be no pro forma or other reduction in indebtedness with the proceeds of any TL Specified Equity Contribution (including by way of netting) for determining compliance with the Term Loan Financial Covenant in the fiscal quarter with respect to which a TL Specified Equity Contribution is included in the calculation of Consolidated EBITDA and (d) all TL Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Term Loan Facility Documentation. The Borrowers shall not be permitted to borrow ABL Loans and new Letters of Credit shall not be issued unless and until the TL Specified Equity Contribution is made or the financial covenant event of default is waived.

Events of Default:	Events of default will be subject to materiality levels, default triggers, grace and cure periods and/or exceptions in form and substance customary and usual for financings of this kind and negotiated and reflected in the Term Loan Documentation (giving due regard to the Term Loan Documentation Principles), and will in any event be limited to the following: nonpayment, inaccuracy of representations and warranties in any material respect, breach of covenants, cross default and cross acceleration to material indebtedness (provided that Borrower's failure to perform or observe the ABL Financial Covenant itself shall not trigger a cross-default for purposes of the Term Facility unless and until the lenders under the ABL Facility have actually terminated all commitments and declared all obligations thereunder to be due and payable), loss of lien on material collateral, actual or asserted invalidity of material guarantees, security documents, Intercreditor Agreement, or other Term Loan Documentation, bankruptcy and insolvency events with respect to Holdings, Borrower or its material restricted subsidiaries, ERISA events, judgments, and change of control (to be defined in a manner to be mutually agreed upon).

Assignments and Participations:

Each Term Loan Lender may assign all or, subject to minimum amounts to be mutually agreed upon, a portion of its loans and commitments under the Term Facility to one or more "eligible assignees" (to be defined in a manner to be mutually agreed upon). Assignments will require payment of an administrative fee to the Term Loan Administrative Agent (unless waived by the Term Loan Administrative Agent) and the consents of the Term Loan Administrative Agent and Borrower, which consents shall not be unreasonably withheld or delayed; provided that no consent of Borrower shall be required (i) for an assignment to an existing Term Loan Lender or an affiliate of an existing Term Loan Lender or "approved fund", or (ii) during a payment or bankruptcy default; and provided, further, that Borrower's consent to other assignments shall be deemed to have been given unless Borrower objects to such assignment within 10 business days after having received notice of such assignment. Notwithstanding the foregoing, in no event shall any loans or commitments be assigned to Disqualified Institutions; provided that (i) the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Term Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be and (ii) the list of Disqualified Lenders shall be made available to Lenders and, upon request, potential Lenders; provided, further, that the Term Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Institutions. In addition, each Term Loan Lender may sell participations in all or a portion of its loans and commitments under the Term Facility (other than to Holdings or any of its subsidiaries or affiliates); provided that no purchaser of a participation shall have the right to exercise or to cause the selling Term Loan Lender to exercise voting rights in respect of the Term Facility (except as to certain customary issues (giving due regard to the Term Loan Documentation Principles)).

Assignments of the Term Facility to affiliates of Holdings (other than its subsidiaries) (each, an "Affiliated Lender") shall be permitted through (a) open market purchases and/or (b) Dutch auctions open to all Term Loan Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed upon, subject to the following limitations and to additional customary terms and conditions for assignments of this type:

(i)

Affiliated Lenders will not receive information provided solely to Term Loan Lenders and will not be permitted to attend/participate in "lender only" meetings or calls and will not be entitled to challenge the Term Loan Administrative Agent's or any Lender's attorney-client privilege as a result of their status as Affiliated Lenders;

(ii)

For purposes of any amendment, waiver or modification of the Term Loan Documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (solely in its capacity as a Term Loan Lender) in any material respect disproportionately as compared to other Term Loan Lenders, Affiliated Lenders will be deemed to vote in the same proportion as non-affiliated lenders voting on such matter; provided that no amendment, modification or waiver of the Term Loan Documentation shall, without the consent of such Affiliated Lender, (i) increase the commitment of such Affiliated Lender, (ii) reduce the principal, interest, fees or premium of or due to such Affiliated Lender, (iii) extend the final maturity or the due date of any amortization, interest, fee or premium due to such Affiliated Lender, or (iv) deprive such Affiliated Lender of its pro rata share of any payment to which all Lenders under the Term Facility are entitled;

(iii)	Affiliated Lenders may not hold more than 25% of the total amount of loans outstanding under the Term Facility; and
(iv)

The Term Loan Documentation shall include an acknowledgment that such Affiliated Lender may be in possession of information that has not been disclosed to the Term Loan Administrative Agent and non-public Lenders and that may be material to a Lender's decision to participate in such purchase or sale, and will not require a representation be made as to the absence of such information.

The foregoing restrictions in clauses (i) through (iii) above shall not apply to any Affiliated Lender that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their fiduciary duties to Holdings and its subsidiaries ("Affiliated Debt Fund"); provided that Affiliated Debt Funds shall not constitute more than 49.9% of any required lender vote.

The Term Loan Documentation will contain customary provisions allowing Borrower to replace (x) a Term Loan Lender that seeks indemnity for increased costs or grossed-up tax payments or (y) a non-consenting Term Loan Lender in connection with amendments and waivers requiring the consent of all Term Loan Lenders or of all Term Loan Lenders directly adversely affected thereby (so long as the Required Term Loan Lenders have approved the amendment or waiver). The Term Loan Administrative Agent will maintain a register of the Lenders, and no assignment or participation will be valid unless and until recorded on the register (or sub-register, as applicable).

Loan Buybacks:

Term loans under the Term Facility may be purchased by and assigned to Borrower on a non-pro rata basis through Dutch auctions open to all Term Loan Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed upon, subject to the following limitations and to additional customary terms and conditions for assignments of this type:

	(i)	no event of default shall have occurred and be continuing;
	(ii)	any such loans shall be automatically and permanently cancelled immediately upon the acquisition thereof by Borrower; and
	(iii)	no proceeds from any loans under the ABL Facility shall be used to fund such purchases or assignments.
Defaulting Lenders:	Usual for facilities and transactions of this type, including customary provisions for replacing a Term Loan Lender that is a defaulting lender.
Amend and Extend Provisions:

The Term Loan Documentation will contain customary "amend and extend" provisions pursuant to which Borrower, with the approval of consenting Term Loan Lenders, may extend the loans of such consenting Term Loan Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended loans.

Expenses and Indemnification:

On the initial funding of the Term Facility and from time to time thereafter, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable and documented legal fees of one outside counsel (absent an actual or perceived conflict of interest) and reasonably necessary local counsel in applicable jurisdictions (retained after consultation with Borrower) and reasonable and documented expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of Commitment Parties, the Term Loan Lead Arrangers and the Term Loan Administrative Agent associated with the syndication of the Term Facility and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all reasonable and documented out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of one outside counsel (absent an actual or perceived conflict of interest) and reasonably necessary local counsel in applicable jurisdictions) to the Term Loan Lenders and the Term Loan Administrative Agent for workout proceedings and enforcement costs associated with the Term Facility are to be paid by Borrower.

Borrower will indemnify the Term Loan Lenders, Commitment Parties, the Term Loan Lead Arrangers and the Term Loan Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses promptly after receipt of written demand together with customary backup documentation (such legal expense to be limited (absent an actual or perceived conflict of interest) to one outside counsel for all Indemnified Persons and reasonably necessary local counsel in applicable jurisdictions)) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Term Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities (a) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of (i) the gross negligence, bad faith or willful misconduct of such person or (ii) a material breach of the Term Loan Documentation by such indemnified person or (b) to the extent arising from any dispute solely among indemnified persons (other than (x) a dispute involving claims against the Term Loan Administrative Agent, Term Loan Lead Arrangers or other similarly titled person, in their respective capacities as such and (y) any dispute arising out of any act or omission of Borrower, any Guarantor or any of their affiliates).

Yield Protection, Taxes and Other Deductions:

The Term Loan Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Term Loan Lenders in the event of unavailability of LIBOR, breakage losses, reserve, capital adequacy and liquidity requirements (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III regardless of when enacted or adopted); provided that the Term Loan Documentation will provide that no Term Loan Lender shall claim any compensation for the foregoing unless such Term Loan Lender is generally seeking similar and proportionate compensation from similarly situated borrowers.

The Term Loan Documentation will contain tax gross-up provisions that are customary for facilities of this nature.
Voting:	Amendments and waivers of the Term Loan Documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate amount of the loans and commitments under the

Term Facility (the "Required Term Loan Lenders") (with certain amendments and waivers to be mutually agreed upon also requiring the consent of the Term Loan Administrative Agent), except that the consent of each Term Loan Lender or each affected Term Loan Lender, as applicable, shall be required with respect to, among other things, (a) increases in the commitment of such Term Loan Lender, (b) reductions of principal, interest, fees or other amounts payable to such Term Loan Lender, or extensions of any due date thereof, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Term Loan Lender, (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the value of the Collateral, (e) assignments by Borrower or any Guarantor of its rights or obligations under the Term Facility, and (f) reductions of any of the voting percentages or pro rata provisions.

The Term Loan Documentation will permit amendments thereof without the approval or consent of the Term Loan Lenders to effect a permitted "repricing transaction" (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of Term Loans or is modified with the effect of bearing a lower rate of interest) other than any Term Loan Lender holding Term Loans subject to such "repricing transaction" that will continue as a Term Loan Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

Unrestricted Subsidiaries:

The Term Loan Documentation will contain provisions pursuant to which, subject to customary limitations on loans and advances to, and other investments in, unrestricted subsidiaries and subject to the absence of any event of default and pro forma compliance with a Total Net Leverage Ratio to be mutually agreed upon, Borrower will be permitted to designate an existing or subsequently acquired or organized subsidiary as an "unrestricted subsidiary" and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Term Loan Documentation and results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term Loan Documentation. Any entity that is an unrestricted subsidiary under the terms of the Term Loan Documentation shall be an unrestricted subsidiary under the terms of the ABL Facility Documentation. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

Governing Law and Forum:

New York; provided that, notwithstanding the governing law provisions of the Term Loan Documentation, it is understood and agreed that (a) the interpretation of the definition of "Material Adverse Effect" (as defined in the Merger Agreement) (and whether or not a "Material Adverse Effect" has occurred), (b)  the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right (taking into account any applicable cure provisions) to terminate its obligations under the Merger Agreement or to decline to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect of the foregoing (other than, in each case, with respect to claims or disputes against the Commitment Parties, the Term Loan Administrative Agent or Term Loan Lenders that do not involve such a determination) shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware and (d) any Term Loan Documentation that governs security interests and liens in the Collateral shall, to the extent appropriate, be governed by the laws of the jurisdiction in which such security interest and/or lien is intended to be created or perfected (subject to the terms hereof), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EU Bail-In Provisions:

Customary Loan Syndications & Trading Association EU Bail-In provisions shall be included in the Term Loan Documentation (which shall include a provision specifying that in the event any Lender (or a direct or indirect parent company thereof) becomes subject to a "Bail-in Action", such Lender shall be deemed to be a defaulting lender for all purposes under the Term Loan Documentation).

Counsel to Commitment Parties and the Term Loan Administrative Agent:	Cahill Gordon & Reindel LLP.

 ANNEX III

PROJECT WOLF

CONDITIONS TO CLOSING1

        The commitment of the Initial Lenders under the Commitment Letter with respect to the Facilities, the agreements of Commitment Parties to perform the services described in the Commitment Letter and the initial funding of the Facilities on the Closing Date are subject to the satisfaction or waiver by Commitment Parties of each of the conditions precedent set forth below and the other Specified Conditions.

        1.     The respective Facilities Administrative Agent shall have received the applicable Facilities Documentation, which shall be executed and delivered by Holdings, Borrower, the Guarantors and the respective Facilities Administrative Agent, in each case to the extent party thereto.

        2.     Except as set forth on Schedule 4.23 of the Merger Agreement, from the date of the most recent balance sheet included in the Financial Statements (as defined in the Merger Agreement), there shall not have been any Material Adverse Effect on the Company. "Material Adverse Effect" shall mean any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole or (ii) has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to perform its obligations under the Merge Agreement or to consummate the Merger; provided, however, in respect of the preceding clause (i), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a "Material Adverse Effect" on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (d) the announcement of the Merger Agreement or the consummation of the Merger, (e) the compliance with the terms of the Merger Agreement or the taking of any action required by the Merger Agreement, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (h) any failure of the Company to meet any projections or forecasts, provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); or (i) any action taken (or omitted to be taken) at the request of the Borrower; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f), or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

        3.     The Merger Agreement Representations shall be true and correct (after giving effect to all applicable materiality qualifiers applicable thereto), and the Specified Representations shall be true and correct in all material respects; provided that to the extent that any Specified Representation is qualified by or subject to a "material adverse effect", "material adverse change" or similar term or qualification, (a) the definition thereof shall be the definition of "Material Adverse Effect" (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified

1
All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex III is attached.

Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects.

        4.     The receipt of a customary borrowing notice.

        5.     The Merger Agreement, including the exhibits and schedules thereto shall be reasonably satisfactory to the Lead Arrangers (it being agreed that the execution version of the Merger Agreement dated April 19, 2016 and delivered to the Lead Arrangers at 7:40 a.m., New York City time, on April 19, 2016, and the schedules and exhibits thereto are reasonably satisfactory to the Lead Arrangers). The Merger shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the Merger Agreement, without modification, waiver, consent or amendment thereto agreed to by Holdings that is adverse in any material respect to the Lenders or the Lead Arrangers (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that none of the following are adverse in any material respect to the Lenders: (y) a reduction of not more than 10% in the consideration payable under the Merger Agreement resulting from the calculation of the purchase price payable on the Closing Date and any post-closing adjustments to the Closing Date purchase price, in each case pursuant to the express provisions of the Merger Agreement, so long as such reduction shall be applied to reduce the Term Facility on a dollar-for-dollar basis, and (z) an increase in such purchase price amount funded solely by proceeds of an increase in the Equity Contribution. Any change in the maximum redemption percentage in the Merger Agreement shall be deemed materially adverse to the Lenders and will require the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

        6.     The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with, the initial funding of the Facilities.

        7.     The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial funding of the Facilities.

        8.     The Lead Arrangers shall have received (i) audited consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows of the Target and its consolidated subsidiaries for the three most recently completed fiscal years ended not less than 90 days prior to the Closing Date; provided that the Lead Arrangers acknowledge that they have received such audited financial statements for the fiscal years ending December 31, 2013, December 31, 2014 and December 31, 2015, (ii) unaudited consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows of Target and its consolidated subsidiaries for each subsequent fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (the financial statements referred to in clauses (i) and (ii), collectively, the "Required Bank Information"), and (iii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings (after giving effect to the Merger and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Merger and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), in each case, prepared in accordance with the generally applicable accounting principles in the United States (and need not be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

        9.     Commitment Parties shall have received the following: (a) customary legal opinions, (b) customary officers' certificates, (c) good standing certificates (to the extent applicable) in the

III-2

respective jurisdictions of organization of Borrower and each Guarantor, and (d) a solvency certificate, substantially in the form set forth in Exhibit A attached to this Annex III.

        10.   At least 3 business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided to the Lenders the documentation and other information theretofore requested in writing by the Lenders at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

        11.   All fees payable to the Lenders, each Commitment Party, each Administrative Agent and each collateral agent under the Facilities on the Closing Date pursuant to the Commitment Letter and the Fee Letter and all costs and expenses (including legal fees and expenses) to the extent invoiced at least 3 business days prior to the Closing Date (or such shorter period of time reasonably agreed to by Borrower) shall have been paid to the extent due.

        12.   With respect to the Facilities, the Lead Arrangers shall have been afforded a period (the "Marketing Period") of at least 15 consecutive business days (provided that July 1, 2016 shall not constitute a business day for this purpose) following receipt by the Lead Arrangers of the Required Bank Information; provided that, if Borrower in good faith reasonably believes that it has delivered the Required Bank Information, it may deliver a written notice to that effect (stating when it believes it completed any such delivery), in which case Borrower shall be deemed to have delivered the Required Bank Information as of the date of delivery of such notice unless the Lead Arrangers in good faith reasonably believes that Borrower has not completed delivery of the Required Bank Information, and within 3 business days after the receipt of such notice by Borrower, the Lead Arrangers deliver a written notice to Borrower to that effect (stating with specificity what information Borrower has not delivered). Notwithstanding the foregoing, the Marketing Period shall not commence prior to the date that is 30 days after the date hereof.

        13.   Subject in all respects to the Certain Funds Provisions, (i) with respect to the ABL Facility, all documents and instruments required to create or perfect the ABL Collateral Agent's security interest (of the requisite priority) in the Collateral shall have been executed delivered by Borrower and each Guarantor party thereto and, if applicable, be in proper form for filing and (ii) with respect to the Term Facility, all documents and instruments required to perfect the Term Loan Administrative Agent's security interest (of the requisite priority) in the Collateral shall have been executed and delivered by Borrower and each Guarantor party thereto and, if applicable, be in proper form for filing.

III-3

 Form of Solvency Certificate

[Date]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

        This Solvency Certificate (this "Certificate") is delivered pursuant to Section [    •    ] of that certain [ABL] [Term Loan] Credit Agreement, dated as of [                    ], 2016, by and among GP Investment Acquisition Corp. ("Holdings") [describe applicable Credit Agreement]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

        I,                    , the [Chief Financial Officer] [specify other officer with equivalent duties] of Holdings (after giving effect to the Transactions), DO HEREBY CERTIFY, on behalf of Holdings and not in any individual capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:

          1.     The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair saleable value of the present assets of Holdings and its subsidiaries, on a consolidated basis.

          2.     The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries as they become absolute and matured.

          3.     The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof, and as proposed to be conducted following the Closing Date.

          4.     Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

        For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual and matured liability.

        The undersigned is familiar with the business and financial position of Holdings and its subsidiaries, including the Companies. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the Transactions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

QuickLinks

  Exhibit 10.20
  EXECUTION VERSION
  SCHEDULE 1
ABL FACILITY COMMITMENTS
TERM FACILITY COMMITMENTS
  ANNEX I
PROJECT WOLF SENIOR SECURED ABL FACILITY SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1
  Exhibit A to ANNEX I
Pricing, Fees and Expenses
  ANNEX II
PROJECT WOLF SENIOR SECURED TERM FACILITY SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1
  ANNEX III
PROJECT WOLF CONDITIONS TO CLOSING1
Form of Solvency Certificate